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Filed with the Securities and Exchange Commission on January 10, 2003

Registration No. 333-100899

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNICATION INTELLIGENCE CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	7371 (Primary standard industrial classification code number)	94-2790442 (I.R.S. Employee Identification Number)

275 Shoreline Drive, Suite 500
Redwood Shores, California 94065
(650) 802-7888
(Address and telephone number of principal executive offices)

Frank Dane
Chief Financial Officer
Communication Intelligence Corporation
275 Shoreline Drive, Suite 500
Redwood Shores, California 94065
(650) 802-7888
(Name, address and telephone number of agent for service of process)

Copies to:
 Michael McArthur-Phillips
Davis Wright Tremaine, LLP
1300 SW Fifth Avenue
23RD Floor
Portland, Oregon 97204
Phone: (503) 778-5214
Facsimile: (503) 778-5299

Approximate date of commencement of sale to the public:
 as soon as practicable after the effective date of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (2)(3)

COMMON STOCK, PAR VALUE	24,430,623	$.24	$5,863,350	$539.43

(1)
In accordance with Rule 416 under the Securities Act, the number of shares to be registered includes such indeterminate number of additional shares of common stock as may become issuable in accordance with pricing provisions found in the applicable documents.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Registrant's common stock on October 28, 2002, as reported on the Nasdaq SmallCap Market.

(3)
Paid previously.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

24,430,623 SHARES

COMMON STOCK

This is a public offering of 24,430,623 shares of our common stock by certain of our stockholders. We will receive none of the proceeds from the sale of these shares of common stock. None of these shares offered are issued and outstanding at this time. The shares will be issued by us under a certain Equity Line of Credit Agreement dated as of July 23, 2002, as amended, (the "Line of Credit"). See "Equity Credit Line Agreement" on page 27.

Our common stock is quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "CICI." As of December 31, 2002, the number of shares outstanding, prior to issuance of any shares under the Line of Credit, was 91,480,777.

Investing in our common stock involves Risks. See "Risk Factors" on page 4.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cornell Capital Partners, LP, a Delaware limited partnership, is the underwriter of this offering. The underwriter will acquire shares of common stock from us under the Line of Credit and will resell the shares under this prospectus. See "Plan of Distribution" on page 36.

THIS PROSPECTUS IS DATED [            ], 2003

PROSPECTUS SUMMARY

ABOUT THIS PROSPECTUS

This summary highlights only selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you before investing in our common stock. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

This prospectus is part of a registration statement (No. 333-100899) that we have filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this process, stockholders holding shares of our common stock may sell those shares using this prospectus.

This prospectus provides you with a general description of the shares of common stock that may be resold by the selling stockholders. We may update or supplement this prospectus from time to time to add, update or change information contained in this prospectus.

OUR BUSINESS

Our products are designed to increase the ease of use, functionality and security of smart handheld devices with a primary focus on devices that combine the function of voice, personal digital assistants ("PDAs") and other portable devices that enable the user to connect to the Internet without the need for connecting to a phone line.

Our software verifies handwritten signatures delivered wirelessly. In addition, we supply electronic signature and handwritten data entry software solutions focused on emerging markets such as document automation, corporate security, handheld computers, devices that combine the function of voice, PDAs and access to the Internet without the use of phonelines, and the installed user base of devices using the Palm operating system.

We are headquartered in Redwood Shores, California and have a joint venture, Communication Intelligence Computer Corporation, Ltd. (the "Joint Venture"), in Nanjing, China.

Entities that have chosen to license our products include Charles Schwab & Co., Ericsson Mobile Communications AB, Handspring, Inc., Hewlett-Packard Company, Nationwide Building Society, Palm, Inc., The Prudential Insurance Company of America, St. Vincent's Hospital (member of Ascension Health) and The Tennessee Valley Authority.

Our products also are available through major retail outlets such as Circuit City, CompUSA, Staples and Office Max. Each of these outlets carries our products as part of their respective products offerings.

We also sell our products through our website, www.cic.com. The information on our website, however, is not part of this prospectus.

THE EQUITY LINE OF CREDIT AGREEMENT

We are registering for resale shares of our common stock held by certain of our stockholders. These shares of common stock will be issued in accordance with the terms and conditions of the Line of Credit. Under the Line of Credit, we may require Cornell Capital Partners, LP, a Delaware limited partnership (the "Investor") to acquire up to $15,000,000 of our common stock, subject to the number of shares available for issuance and the purchase price of such shares, at a price equal to 100% of the market price of our stock, as such term is defined in the Line of Credit, less a fee of 6.5% of such market price, over a five (5) day period following our notice to the Investor of our intention to require the Investor to acquire shares of our common stock (the "Put Notice"). Assuming we were to sell all $15,000,000 of the common stock pursuant to a Put Notice as of October 24, 2002, we would issue a total of 57,692,308 shares of common stock. The actual number of shares to be issued under the Line of Credit will depend on the number of shares available for issuance and the market price of our stock as calculated under the Line of Credit and the aggregate dollar amounts of our Put Notices. See "The Equity Line of Credit Agreement."

PRINCIPAL OFFICES

Our principal executive offices are located at 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065 and our telephone number is (650)802-7888.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks discussed below and the other information in this prospectus before deciding whether to invest in our common stock.

Risks related to our business

Operating losses may continue, which could adversely affect financial results from operations and stockholder value.

In each year since our inception, we have incurred operating losses, which were significant in certain periods. For the five-year period ended December 31, 2001, those losses aggregated approximately $21 million, and at December 31, 2001 our accumulated deficit was approximately $76 million. We may incur substantial losses in the future, which could adversely affect financial results from operations and stockholder value.

We have experienced significant declines in revenues in recent periods which, if continued, could adversely affect stockholder value.

Revenues declined 19% for the twelve months ended December 30, 2001, compared to twelve months ended December 31, 2000. Similarly, revenues declined 37% for the nine months ended September 30, 2002, compared to the same period ended September 30, 2001. We expect revenues to decline for the twelve months ended December 31, 2002, compared to the same period ended December 31, 2001. If revenues continue to decline, we will be unable to reach profitability. We believe these declines reflect primarily the weak economy and significant slow down of information technology spending, both of which had a negative impact on our revenues. We cannot predict with any degree of certainty when the economy will strengthen or when information technology spending might increase.

Failure of our products to gain significant market acceptance could adversely affect sales, which would adversely affect financial results from operations and stockholder value.

We develop, market and license pen-based handwritten data entry, electronic signature, handwriting recognition and data security technologies and products for wireless internet access devices and for e-commerce, document automation, corporate security and other businesses. The markets for our products are relatively new. Because of the emerging nature of these markets we are unable to predict whether we can sufficiently commercialize our products and technology and obtain and retain significant market acceptance. Failure to do so will adversely affect sales, which will adversely affect financial results from operations and stockholder value.

We may need additional financing and, if we are unable to get additional financing when needed, our business will be harmed.

As of September 30, 2002, the Company's working capital was approximately $1.4 million. The Company has suffered recurring losses from operations that raise a substantial doubt about its ability to continue as a going concern. There can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. In addition, the holder of our subordinated convertible debt holds a first priority security interest on all of the Company's assets to secure payment of such debt. The existence of that security interest may make it more difficult or impossible for the Company to obtain additional debt or equity financing from another source. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company's business, results of operations and ability to operate as a going concern.

Our inability to raise additional funds may affect our ability to continue operations as a going concern.

We need the funds generated from the sale of shares of our common stock under the Line of Credit and from operations in order to continue operations as a going concern. We believe that the funds raised from the sale of the shares of common stock under the Line of Credit, approximately $5.8 million based on a market price of $0.24 under this prospectus, when combined with funds generated through operations, should be sufficient to allow us to fund our operations for the next twelve months. If we are unable to generate at least $5 million in proceeds from the sale of our shares of common stock under the Line of Credit or we are unable to generate substantially greater funds from operations than we generated in 2002, we may not be able to continue operating as a going concern without significant changes to our operations. Such changes, which we cannot identify at this time, could adversely affect stockholder value.

Our competitors could develop products or technologies that could make our products or technologies non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

Some of our competitors, such as PenPower Group, and Palm Inc., have developed or are developing complete pen-based hardware and software systems. Others, such as Microsoft Corporation, Silanis Technology, Inc., and Advanced Recognition Technology, Inc., have focused on different elements of those systems, such as character recognition technology, pen-based operating systems and environments, and pen-based applications. Some of our competitors, including more established companies or those with greater financial or other resources, could develop products or technologies that are more effective, easier to use or less expensive than ours. This could make our products and technologies obsolete or non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market, our financial results from operations and stockholder value.

We rely on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to protect our proprietary rights in our products and technologies. These protections may not adequately protect us for a number of reasons. First, our competitors may independently develop technologies that are substantially equivalent or superior to ours. Second, the laws of some of the countries in which our products are licensed do not protect those products and our intellectual property rights to the same extent as do the laws of the United States. Third, because of the rapid evolution of technology and uncertainties in intellectual property law in the United States and internationally, our current and future products and technologies could be subject to infringement claims by others. Fourth, a substantial portion of our technology and know-how are trade secrets and are not protected by patent, trademark or copyright laws. We require our employees and contractors to execute written agreements that seek to protect our proprietary information. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before any of our proprietary information is revealed to them. However, the measures taken by us to protect our technology, products and other proprietary rights might not adequately protect us against improper use.

We may be required to take legal action to protect or defend our proprietary rights. Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and adversely affect our ability to develop and commercialize products. If we are required to defend against lawsuits brought by third parties, or if we sue to protect our proprietary rights, we may be required to pay substantial litigation costs, and our management and technical personnel's attention may be diverted from operating our business. If the results of any litigation is adverse to us, we may be required to expend significant resources to develop non-infringing technology or obtain licenses from third parties. If we are not successful in those efforts or if we are required to pay any substantial litigation costs, our business would be materially and adversely affected.

There are risks associated with our joint venture in the People's Republic of China.

We own 90% of Communication Intelligence Computer Corporation, Ltd., which is a joint venture between the Company and the Information Industries Bureau of Jiangsu Province, a provincial agency of the People's Republic of China. Revenues provided by the joint venture as a percentage of total revenue amounted to 35%, 29% and 26% for the nine months ended September 30, 2002, and for the years ended December 31, 2001 and December 31, 2000, respectively. Our investment in the joint venture is subject to the risks of doing business in China, including fluctuations in the value of currencies, export duties, import controls and trade barriers (such as quotas), restrictions on the transfer of funds, longer payment cycles, greater difficulty in accounts receivable collections, burdens of complying with foreign laws and political and economic instability. Any of these risks or other risks arising from doing business outside the United States may have a material adverse effect on us.

A significant portion of our sales are derived from a limited number of customers, and our business may be harmed if we lost any of these customers.

Our revenues historically have been derived from a limited number of customers. Therefore, the success of our business depends on our ability to obtain customers and maintain satisfactory relationships with them in the future. We may not be able to continue to maintain satisfactory relationships with our customers in the future. One customer accounted for 16% and one customer accounted for 13% of revenues in 2001. One customer accounted for 16% and two customers accounted for 11% of revenues in 2000. The loss of any significant customer or other revenue source would have a material adverse effect on our revenues and profitability.

Risks Related to our Capital Structure

The market price of our stock can be volatile, which could result in losses for investors.

Our common stock is listed on The Nasdaq SmallCap Market. Stock prices of technology companies in recent years have experienced significant volatility, including price fluctuations that are unrelated or not proportional to the operating performance of these companies. The market price of our common stock has been and could be subject to significant fluctuations as a result of variations in our operating results, announcements of technological innovations or new products by us or our competitors, announcements of new strategic relationships by us or our competitors, general conditions in the technology industry or market conditions unrelated to our business and operating results.

Statutory provisions and provisions in our charter may delay or frustrate transactions that may be beneficial to our stockholders.

Certain provisions of the Delaware General Corporation Act and our charter may delay or prevent a merger, tender offer or proxy contest that is not approved by the Board, even if such events may be beneficial to the interests of stockholders. For example, our Board, without shareholder approval, has the authority and power to issue all authorized and unissued shares of common stock and preferred stock which have not otherwise been reserved for issuance. In addition, the Delaware General Corporation Law contains provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of us. See "Description and Price Range of Common Stock—Anti-Takeover Provisions."

We may be de-listed from the Nasdaq SmallCap Market, which could adversely affect the trading market of our stock and, therefore, adversely affect stockholder value.

On December 9, 2002 we have received a letter from the National Association of Securities Dealers, Inc. ("NASD"), informing us that, because the market price of our shares of common stock traded on the Nasdaq SmallCap Market had fallen below $1.00 per share for 30 consecutive trading days, we were in violation of the Nasdaq SmallCap Market continuing listing requirements. The letter further expressed the decision of the staff of the Nasdaq Listing Qualifications Department to delist our stock from the Nasdaq SmallCap Market. As of the date of this prospectus, we do not meet these continuing listing requirements. We have appealed that decision and a hearing on our appeal is scheduled for January 16, 2003. If our appeal is unsuccessful, our shares likely will trade in the over-the-counter ("OTC") market. A switch to the OTC market will likely result in more volatility for our stock, less volume, and no analyst coverage and may require institutional investors to sell our shares to the extent they are prohibited from owning stock that is traded on the OTC market. Any of these factors could adversely affect the market price of our common stock and, therefore, adversely affect stockholder value.

Risks associated with the offering

You may suffer additional dilution if we issue additional shares under the Line of Credit.

The Line of Credit provides that we may sell to the investor up to $15,000,000 of our common stock, subject to the number of shares available for issuance, through a series of advances. The price at which we issue the shares of common stock pursuant to any individual advance is equal to 100% of the market price as calculated in the Line of Credit Agreement (less a fee of 6.5% of such market price) over the five trading days following the issuance of the advance. The number of shares of common stock currently covered by this prospectus is based on a market price equal to $0.24. If the market price falls below this price, we will have to issue additional shares of common stock in order to be able to raise the entire $15,000,000. Issuing shares under the Line of Credit, including additional shares as a result in a lower market price, may cause further dilution of existing stockholders and may result in an adverse affect on stockholder value.

You may suffer additional dilution as a result of the conversion of our convertible debt.

We have $3 million in principal in subordinated convertible debt outstanding as of the date of this prospectus. The debt is held by a trust, the trustee of which is a former officer and director of the Company. The conversion price is $2.00 per share. If the market price of our common stock is greater than $2.00 per share, the holder of this debt may convert the debt, which may cause dilution to existing stockholders.

Resale by the investor could adversely affect the market price of our stock.

Under positions articulated by the Commission, the investor is precluded from holding shares covered by an advance. The investor has indicated its intention to comply with the Commission's position and, accordingly, intends to sell shares covered by an advance soon after receipt. Such sale may adversely affect the price of the shares of our stock.

 FORWARD LOOKING STATEMENTS

Certain statements in this prospectus, regarding, among other things, expected future revenues or earnings, projections, plans, future performance, product development and commercialization, and other estimates relating to our future operations, constitute "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act, as amended by the Private Securities Litigation Reform Act of 1995.

To the extent that such statements are not recitations of historical fact, such statements may constitute forward-looking statements which, by definition, involve risks and uncertainties. Where we express, in any forward-looking statement, an expectation or belief as to future results or events, this expectation or belief is expressed in good faith and on a basis that we believe to be reasonable. There can be no assurance, however, that the statement of expectation or belief will result or be achieved or accomplished.

Forward-looking statements are subject to a number of risks and uncertainties. We caution you not to place undue reliance on our forward-looking statements, which speak only as to the date on which they are made. Our actual results may differ materially from those described in the forward-looking statements as a result of various factors, including those listed below. See "Risk Factors."

Except as otherwise required under applicable law, we disclaim any obligation to revise or update forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands except per share data)

The selected consolidated financial data presented below as of the nine months ended September 30, 2002, and 2001 are derived from the unaudited historical financial statements and related notes which are found elsewhere in this prospectus. The years ended December 31, 2001, 2000, 1999, are derived from the audited condensed consolidated financial statements and related notes found elsewhere in this prospectus. The years ended December 31, 1998, and 1997 are derived from the audited consolidated financial statements of the Company. The selected consolidated financial data should be read in conjunction with the Company's financial statements and the notes thereto, and "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" found elsewhere in this prospectus.

	Nine months ended September 30, (unaudited)		Year ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Net revenue	$2,793	$4,436	$5,947	$7,312	$6,518	$4,581	$5,516
Research and development expenses (1)	1,145	1,399	1,808	1,603	1,363	1,989	2,360
Sales and marketing expenses	1,181	1,604	2,054	2,239	1,877	2,015	6,257
General and administrative expenses	1,762	2,107	2,791	2,181	1,683	1,889	2,663
Loss from operations	(2,243)	(2,454)	(2,946)	(1,607)	(1,722)	(3,285)	(11,627)
Net loss available to common stockholders(2)	(2,429)	(2,663)	(3,215)	(1,799)	(1,740)	(3,592)	(16,940)
Basic and diluted loss per share	$(0.03)	$(0.03)	$(0.04)	$(0.02)	$(0.02)	$(0.06)	$(0.37)
Cash, cash equivalents and restricted cash	1,246	3,053	2,588	2,349	2,374	1,045	$5,485
Working capital(3)	1,419	3,259	3,017	3,109	3,054	346	2,721
Total assets	8,147	10,594	$10,072	$11,302	$4,963	$3,354	$7,491
Deferred revenue	123	152	88	61	35	651	440
Long term obligations	3,000	3,000	3,000	1,427	1,338	—	8
Stockholders' equity	$4,061	$6,466	$6,060	$8,307	$2,349	$1,332	$3,989

(1)
Excludes software development costs capitalized in accordance with Statement of Financial Accounting Standards No. 86. For the nine months ended September 30, 2002, no software development costs were capitalized. For the nine months ended September 30, 2001 software capitalization amounted to $20. For the years ended December 31, 2001, 2000, 1999, and 1998 software capitalization amounted to $20, $20, $9 and $17, respectively. No software development costs were capitalized in the year ended December 31, 1997.
(2)
The Company's 1997 net loss applicable to common stockholders includes a one-time, non-cash charge of $4.9 million related to the embedded yield on the Company's Series A Preferred Stock issued in December 1996 due to the discounted conversion provisions of such stock and the cumulative dividends of $1.25 per share, per annum on Series A Preferred Stock. Includes dividends on Series A Preferred Stock and Series B Preferred Stock of $435 and $564 for the years ended December 31, 1998 and 1997, respectively.
(3)
Current liabilities used to calculate working capital for the nine month period ended September 30, 2002 and 2001 include deferred revenues of $123 and $152, respectively. Current liabilities used to calculate working capital at December 31, 2001, 2000, 1999, 1998, and 1997 include deferred revenue of $88, $61, $35, $651, and $440, respectively.
(4)
The Company has never paid dividends to the holders of its common stock.

SELECTED QUARTERLY FINANCIAL DATA

(unaudited)
(in thousands except per share data)

	QUARTER ENDING
	3/31/02	6/30/02	9/30/02	3/31/01	6/30/01	9/30/01	12/31/01	3/31/00	6/30/00	9/30/00	12/31/00
Net sales	$1,157	$1,111	$525	$1,618	$1,903	$915	$1,511	$1,377	$1,250	$2,346	$2,339
Gross profit	716	808	321	996	1,201	459	1,051	648	442	1,649	1,677
Income (loss) before extraordinary items and cumulative effect of a change in accounting	(688)	(671)	(1,070)	(741)	(693)	(1,229)	(552)	(888)	(1,127)	106	110
Net Loss	(688)	(671)	(1,070)	(741)	(693)	(1,229)	(552)	(888)	(1,227)	106	110
Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$0.00	$0.00

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollars in thousands, except per share data)

The following discussion and analysis should be read in conjunction with the Company's audited condensed consolidated financial statements, the unaudited condensed consolidated financial statements and notes thereto, and the information otherwise set forth in this prospectus.

Overview

History.    The Company was initially incorporated in Delaware in October 1986. In each year since its inception, the Company has incurred losses. For the five-year period ended December 31, 2001, operating losses aggregated approximately $21 million and at December 31, 2001, the Company's accumulated deficit was approximately $76 million.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported in our balance sheets and the amounts of revenues and expenses reported for each period presented are affected by these estimates and assumptions which are used for, but not limited to, the accounting for the product returns, allowance for doubtful accounts, intangible asset impairments, and inventory. Actual results may differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used by our management in the preparation of the consolidated financial statements.

Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, as amended, Staff Accounting Bulletins 101 ("SAB 101") and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue 00-21 of the AICPA Emerging Issues Task Force. We recognize revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable and no significant obligations remain. Revenue from service subscriptions is recognized as costs are incurred or over the service period.

Revenue from software license agreements is recognized upon delivery of the software provided that persuasive evidence of an arrangement exists, collection is determined to be probable and no significant obligations remain. Deferred revenue is recorded for post contract support, and is recognized as costs are incurred or over the support period. Vendor specific objective evidence of the fair value of the elements contained in these software license agreements is based on the price determined by management having the relevant authority when the element is not yet sold separately.

Revenue from system integration activities is recognized upon installation provided persuasive evidence of an arrangement exists, that no significant obligations remain and the collection of the resulting receivable is probable.

The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from our historical experience, our estimates of recoverability of amounts due us could be affected and we will adjust the allowance accordingly.

We perform intangible asset impairment analysis on a quarterly basis in accordance with the guidance in Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142") and Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of

Long Lived Assets ("SFAS No. 144"). We use SFAS 144 in response to changes in industry and market conditions that affects our patents, we then determine if an impairment of our assets has occurred.

Sources of Revenues.    To date, the Company's revenues have been derived principally from end-users, manufacturers, retailers and distributors of computer products in North America, Europe and the Pacific Rim. The Company performs periodic credit evaluations of its customers and does not require collateral. The Company maintains reserves for potential credit losses. Historically, such losses have been insignificant and within management's expectations.

Software Development Costs.    Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. In the Company's case, capitalization commences upon the completion of a working model and generally ends upon the release of the product. As of September 30, 2002 and 2001 and December 31, 2001, 2000, and 1999, such costs were insignificant.

Research and Development    Research and development costs are charged to expense as incurred. We capitalize certain software development costs associated with new product development once the product design detail has been competed and technological feasibility has been established. The costs capitalized include the coding and testing of the product after the technological feasibility has been established. The capitalized costs are amortized to cost of sales on a straight line basis over the estimated life of the product, generally three years.

Foreign Currency Translation.    We consider the functional currency of the Joint Venture to be the respective local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of "accumulated other comprehensive loss" in our consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at exchange rates prevailing at the end of the period, except for non-monetary assets and liabilities that are translated at historical exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each period, except for those expenses included in balance sheet accounts, which are translated at historical exchange rates.

Net foreign currency transaction gains and losses are included as components of "interest income and other income (expense), net" in the Company's consolidated statements of operations. Due to the stability of the currency in China, net foreign currency transaction gains and losses were not material for the nine months ended September 30, 2002 and 2001 and for the year ended December 31, 2001 and 2000, respectively. The Company recorded a net foreign currency transaction gain of $59 for the year ended December 31, 1999.

Net Operating Loss Carryforwards.    Utilization of the Company's net operating losses may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. As a result, a portion of the Company's net operating loss carryforwards may not be available to offset future taxable income. The Company has provided a full valuation allowance for deferred tax assets at December 31, 2001 of $22 million based upon the Company's history of losses.

Segments

We report in two segments: handwriting recognition and systems integration. For purposes of Management Discussion and Analysis, handwriting recognition includes online/retail revenues and corporate sales, including enterprise and original equipment manufacturers ("OEM") revenues. All handwriting recognition software is developed around our core technology. Handwriting recognition product revenues are generated through our web site and a direct sales force to individual or enterprise end users. We also license a version of our handwriting recognition software to OEM's. The handwriting recognition software is included as part of the OEM's product offering. From time to time, we are required to develop an interface (port) for our software to run on a new customer's hardware platform or within the customer's software operating system. The development contract revenues are included in the handwriting recognition segment. System integration represents the sale and installation of third party computer equipment and systems that utilize our products. System integration sales are derived through a direct sales force which then develops a system to utilize our software based on the customers requirements. Systems integration sales are solely accomplished through our Joint Venture.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 and 2001
(unaudited)
(In thousands, except per share amounts)

Results of Operations

The following table provides unaudited financial information for each of our two segments.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Segment revenues:
Handwriting recognition
Online	$83	$237	$287	$977
Corporate	132	222	1,538	1,884
Nonrecurring Maintenance fees (net) — M10 (previously PenOp)	—	—	—	352
China	90	67	191	223

Total Handwriting recognition	$305	$526	$2,016	$3,436
Systems integration
China	220	$389	$777	$1,000

Total revenues	$525	$915	$2,793	$4,436

Cost of Sales
Handwriting recognition	$64	$154	$443	$999
Systems integration	140	302	505	781

Total cost of sales	$204	$456	$948	$1,780

Operating cost and expenses
Research and development	$367	$428	$1,145	$1,399
Sales and Marketing	367	470	1,181	1,604
General and administrative	583	728	1,762	2,107

Total operating costs and expenses	$1,317	$1,626	$4,088	$5,110

Interest and other income (expense) net	$(74)	$(62)	$(186)	$(209)

Net loss	$(1,070)	$(1,229)	$(2,429)	$(2,663)

Amortization of intangible assets
Cost of sales	$3	$4	$10	$9
General and administrative	57	113	284	321

Total amortization of intangible assets	$60	$117	$294	$330

Revenues

Handwriting recognition.    Revenues declined $221, or 42%, for the three months ended September 30, 2002 as compared to $526 for the three months ended September 30, 2001. For the nine months ended

September 30, 2002, handwriting recognition revenues declined 41% to $2,016, as compared to $3,436 during the nine months ended September 30, 2001.

Online revenues decreased $154, or 65%, to $83 for the three months ended September 30, 2002, as compared to $237 for the three months ended September 30, 2001. This decrease was primarily due to the curtailment of the direct mail campaign during the three months ended September 30, 2002 due to the reduced availability of new names and poor sales close rate compared to the three months ended September 30, 2001. For the nine months ended September 30, 2002, online revenues decreased $690, or 71%, to $287 from $977 in the nine months ended September 30, 2001. This decrease was due primarily to the same reasons discussed above.

Corporate revenue within handwriting recognition segment decreased $90, or 41%, for the three months ended September 30, 2002, as compared to $222 for the three months ended September 30, 2001. For the nine months ended September 30, 2002, corporate revenue also declined $346, or 18%, as compared to $1,884 for the nine months ended September 30, 2001. Corporate revenue includes revenues derived from sales to enterprises and OEM sales.

The decrease in total corporate revenue within the handwriting recognition segment was due primarily to a decrease in OEM sales. Enterprise sales increased in both comparable periods.

Corporate sales/enterprise sales, increased for the three months ended September 30, 2002, $40, or 44%, to $130, as compared to $90 in the three months ended September 30, 2002. The increase in enterprise sales for the three months ended September 30, 2002 was primarily due to a sale to a major construction company in the three months ended September 30, 2002. For the nine months ended September 30, 2002, enterprise sales increased $367, or 44%, to $1,199, compared to $832 for the nine months ended September 30, 2001. This increase was primarily due to the increase in the number of sales of our software signature products over the nine months ended September 30, 2002 as compared to the nine months ended September 30, 2001.

OEM revenues included in corporate revenue decreased in both comparable periods. For the three months ended September 30, 2002 the decrease was $130, or 98%, to $2 from $132 in the three months ended September 30, 2001. This decrease was due to a decrease in the amount of royalty reported by one of our licensees located in Japan and reduced development contract revenue recognized as compared to the prior year. OEM revenues for the nine months ended September 30, 2002 decreased $713, or 68%, to $339 from $1,052 in the nine months ended September 30, 2001. The decrease in OEM revenues for the nine months ended September 30, 2002 was due primarily to the same factors discussed for the three months ended September 30, 2002. During the nine months ended September 30, 2001, we recognized $352 in nonrecurring maintenance fees net of expenses of $48. We engaged in a transaction with PenOp to provide nonrecurring maintenance services from pre-existing PenOp contracts in the aggregate amount of $1.5 million, of which $877 was recorded (net) in the three months ended December 31, 2000. That decrease in OEM sales caused an overall decrease in corporate sales in the handwriting recognition segment.

Handwriting recognition segment sales in China increased $23, or 34%, to $90 during the three months ended September 30, 2002, compared to $67 in the three months ended September 30, 2001. Handwriting recognition segment revenues for the nine months ended September 30, 2002 $191, or 14%, as compared to $223 in the nine months ended September 30, 2001. The decline in revenue is due to closing fewer order during the nine months ended September 30, 2002 as compared to the prior year. We do not believe there is a declining revenue trend developing in China and we expect that handwriting software sales will increase as the China market matures.

Systems Integration.    China systems integration sales for the three months ended September 30, 2002 decreased $169, or 43%, to $220 from $389 in the three months ended September 30, 2001. For the nine months ended September 30, 2002, China revenues decreased $223, or 22%, to $777 from $1,000 for the nine months ended September 30, 2001. This decrease was due to a large sale to a single customer in the nine months ended September 30, 2001.

Cost of Sales

Handwriting recognition.    Cost of sales decreased for the three and nine months ended September 30, 2002 $90 and $556, or 58% and 56%, respectively, to $64 and $443, respectively, compared to $154 and $999, respectively, in the three and nine months ended September 30, 2001, as discussed below.

Online cost of sales for the three and nine months ended September 30, 2002 decreased $119 and $509, or 90% and 72%, respectively, to $13 and $198, respectively, compared to $132 and $707, respectively, for the three and nine months ended September 30, 2001. The decrease during the three and nine month periods ended September 30, 2002 was due to the elimination of direct mailing campaign and related costs as a result of reductions in the number of names available and a poor sales close rate experienced early in the nine months ended September 30, 2002 as compared to the three and nine months ended September 30, 2001.

Corporate and OEM sales costs for the three months ended September 30, 2002 increased $3 to $15 from $12 in the three months ended September 30, 2001. The increase was due to an increase in third party hardware sold with our signature software solution products. For the nine months ended September 30, 2002, corporate cost of sales decreased $59, or 24%, to $185 from $244 in the nine months ended September 30, 2001. The decrease was due to the lower sales volumes of products requiring third party hardware and a reduction in OEM and development contract revenues and the associated technology import tax and engineering costs for the nine months ended September 30, 2002 as compared to the nine months ended September 30, 2001.

China handwriting recognition segment cost of sales for the three and nine months ended September 30, 2002 increased $26 and $12, or 260% and 25%, respectively, to $36 and $60, respectively, compared to $10 and $48, respectively, in the three and nine months ended September 30, 2001. The increase is due to an increase in third party hardware costs.

Systems Integration.    Cost of sales decreased for the three and nine months ended September 30, 2002 $162 and $276, or 54% and 35%, respectively, compared to the three and nine month periods ended September 30, 2001. The decrease is due to the decrease in system integration revenues over the three and nine months ended September 30, 2002 compared to the three and nine months ended September 30, 2001.

Gross Margin

Handwriting recognition segment.    Gross margin for the three and nine months ended September 30, 2002 decreased $131 and $864, or 35% and 35%, respectively, to $241 and $1,573, respectively, from $372 and $2,437, respectively, for the three and nine months ended September 30, 2001.

Online gross margin for the three and nine months ended September 30, 2002 decreased $35 and $181, or 33% and 67%, respectively, to $70 and $89, respectively, from $105 and $270, respectively, in the same three and nine months ended September 30, 2001. This decrease was due to lower sales during the three and nine months ended September 30, 2002 as compared to the three and nine months ended September 30, 2001, offset by the elimination of the direct mail program and the associated costs. Online gross margins were 84% and 31%, respectively, of sales for the three and nine months ended September 30, 2002, compared to 44% and 28%, respectively, for the three and nine months ended September 30, 2001.

Corporate sales gross margin for the three and nine months ended September 30, 2002 decreased $93 and $287, or 44% and 15%, respectively, to $117 and $1,353, respectively, compared to $210 and $1,640, respectively, in the three and nine months ended September 30, 2001. This decrease was primarily due to the decrease in corporate sales. Corporate sales gross margin as a percentage of sales was 87% and 88% for the three and nine months ended September 30, 2002 compared to 95% and 87%, respectively, for the three and nine months ended Sseptrember 30, 2001. Gross margins related to nonrecurring maintenance fees from M10 (formerly PenOp) decreased for the nine months ended

September 30, 2002 to $0, compared to $352 for the nine months ended September 30, 2001. This decrease was due to the Company not recognizing nonrecurring maintenance fees during the three and nine months ended September 30, 2002, compared to the three and nine months ended September 30, 2001.

China handwriting recognition segment gross margin for the three and nine months ended September 30, 2002 decreased to $54 and $132, or 5% and 23%, respectively, from $57 and $175 for the three and nine months ended September 30, 2001. The decrease in gross margin for the three and nine months ended September 30, 2002, resulted from lower sales volumes and increased third party hardware costs.

Systems Integration.    China systems integration segment gross margin for the three months ended September 30, 2002 decreased to $80, or 8%, as compared to $87 in three months ended September 30, 2001. The decrease is due to the reduction in revenue during the comparable periods. For the nine months ended September 30, 2002, systems integration gross margins increased to $272, or 24%, from $219 for the nine months ended September 30, 2001. The increase in gross margin for the three and nine months ended September 30, 2002, is due to the increase in the higher margin software components in the systems integration projects compared to three and nine months ended September 30, 2001.

Operating expenses

Research and development expenses.    Research and development expenses for the three and nine months ended September 30, 2002 decreased by $61 and $254, or 14% and 18%, respectively, to $367 and $1,145, respectively, as compared to $428 and $1,399, respectively, for the three and nine months ended September 30, 2001. The decrease was due primarily to the reduction of approximately $12 and $224, respectively, in outside engineering costs associated with the assimilation of the PenOp intellectual property into our products. In addition, payroll and related costs decreased approximately $44 and $110, respectively, for the three and nine months ended September 30, 2002, compared to three and nine months ended September 30, 2001. The reduction in payroll and related expenses was due to actions taken in the quarter ended December 31, 2001 to trim expenses in response to a weakening economy. Other costs including facilities and shared engineering costs with the Joint Venture decreased $5, or 4%, for the three months ended September 30, 2002 compared to the three months ended September 30, 2001 and increased $80, or 33%, compared to the nine months ended September 30, 2001. The increase over the nine month period was due to increases in facility expenses. Expenses transferred to cost of sales for the nine months ended September 30 2002 decreased $40 compared to the nine months ended September 30, 2001. The fluctuations in expenses for the three and nine month periods are due to the changes in the number of revenue generating nonrecurring engineering projects being worked on during a given period. We capitalized $20 in software development costs associated with new products and enhancements during the nine months ended September, 2001. We did not capitalize any new product software development costs in the nine months ending September 30, 2002.

Sales and marketing expenses.    Sales and marketing expenses for the three and nine months ended September 30, 2002 decreased $103 and $423, or 22% and 26%, respectively, to $367 and $1,181, respectively, as compared to $470 and $1,604, respectively, for the three and nine months ended September 30, 2001. Professional services and advertising expenses decreased $50, or 46%, to $42 from $92 for the three months ended September 30, 2002, as compared to the three months ended September 30, 2001. The decrease was due to the reduction in resource guide advertisements included in the box that accompanies the handheld devices. For the nine months ended September 30, 2002, professional services and advertising fees decreased $160, or 52%, to $149 from $309, as compared to the nine months ended September 30, 2001. This decrease was due primarily to the reduction in resource guide advertisements discussed above and to nonrecouring expenses of a marketing study completed in the prior year. Other costs, including salaries and related expenses and travel and recruiting expenses, decreased $53, or 34%, for the three months ended September 30, 2002, compared to the three months ended September 30, 2001. For the nine months ended September 30, 2002, other costs, including salaries and related expenses and travel and recruiting expenses decreased $263, or 46%, as compared to the nine months ended September 30, 2001. The reduction in other expenses was due to actions taken in the three months ended December 31, 2001 year and again in the three months ended September 30, 2002 to trim expenses in response to a weakening economy. The sales efforts have been directed towards customers that have previously purchased products and currently have pilot programs in process utilizing our software. These customers are expected to purchase additional software once they have completed their studies and implement their software solution. We believe that an improving economy and the number of current customer pilot programs nearing completion will provide future revenues over a period of time sufficient to allow us to timely expand our sales efforts to generate potential new demand.

General and administrative expenses.    General and administrative expenses for the three and nine months ended September 30, 2002 decreased $145 and $345, or 20% and 16%, respectively, to $583 and $1,762, respectively, from $728 and $2,107, respectively, for the three and nine months ended September 30, 2001. Professional services decreased $64 and $243, or 32% and 38%, respectively, due to the reduction in legal fees and in financial service fees paid to our former chairman. Payroll and related costs decreased approximately $12, or 7%, due to reductions in head count in the three months ended September 30, 2002 compared to the three months ended September 30, 2001. Salaries and related expense increased approximately $8, or 20%, over the nine months ended September 30, 2002 as compared to the nine months ended September 30, 2001 due to salary increases. Other costs, including investor relations and facilities and related costs, decreased $63 and $96, or 21% and 11% respectively, as compared to the three and nine months ended September 30, 2001. The reduction in other expenses was due to actions taken in the three months ended December 30, 2001 and again in the three months ended September 30, 2001 to trim expenses in response to a weakening economy.

Interest and other income (expense), net.    Interest and other income (expense), net for the three and nine months ended September 30, 2002 decreased $24 and $47, respectively, to an expense of $19 and $28, respectively, compared to interest and other income of $5 and $19, respectively, for the three and nine months ended September 30, 2001. Interest income from cash and cash equivalents decreased $15 and $31, or 88% and 78%, respectively, to $2 and $9 for the three and nine months ended September 30, 2002 compared to $17 and $40 for the three and nine months ended September 30, 2001. This decrease was due to lower cash balances and reduction in interest rates during the three and nine months ended September 30, 2002 as compared to the three and nine months ended September 30, 2001.. The interest income was offset by $3 and $15, respectively, of credit card processing fees related to online sales and other expenses for the three and nine months ended September 30, 2002, compared to $9 and $30, respectively, for the three and nine months ended September 30, 2001.

Interest expense.    Interest expense decreased $13 to $53, or 20%, for the three months ended September 30, 2002, compared to $66 for the three months ended September 30, 2001. The decrease was due to the reduction in the prime rate in the three months ended September 30, 2002 as compared to the three months ended September 30, 2001. For the nine months ended September 30, 2002, interest expense decreased $70 to $155, or 31%, compared to $225 for the nine months ended September 30, 2001. The decrease was primarily due to the write off in June 2001 of the loan discount as a result of the payment of the $1,500 note.

For the years ended December 31, 2001, 2000 and 1999

Results of Operations

The following table provides unaudited financial information for each of our two segments.

	For the Years Ended December 31,
	2001	2000	1999
Segment revenues:
Handwriting recognition
Online	$913	$1,198	$1,675
Corporate	2,958	3,326	3,223
Nonrecurring Maintenance fees (net)—M10 (previously PenOp)	352	877	—
China	323	308	255

Total Handwriting recognition	$4,546	$5,709	$5,153
Systems integration
China	1,401	$1,603	$1,365

Total revenues	$5,947	$7,312	$6,518

Cost of Sales
Handwriting recognition	$1,149	$1,549	$2,213
Systems integration	1,091	1,347	1,104

Total cost of sales	$2,240	$2,896	$3,317

Operating cost and expenses
Research and development	$1,808	$1,603	$1,363
Sales and Marketing	2,054	2,239	1,877
General and administrative	2,791	2,181	1,683

Total operating costs and expenses	$6,653	$6,023	$4,923

Interest and other income (expense) net	$(269)	$(192)	$(18)

Net loss	$(3,215)	$(1,799)	$(1,740)

Amortization of intangible assets
Cost of sales	$12	$12	$3
General and administrative	440	43	15

Total amortization of intangible assets	$452	$55	$18

Years Ended December 31, 2001 and December 31, 2000

Revenues

Handwriting recognition segment.    Revenues declined $1,163, or 20%, to $4,546 during the twelve months ended December 31, 2001, as compared to $5,709 for the twelve months ended December 31, 2000 as described below.

Online revenues declined $285, or 24%, to $913 for the twelve months ended December 31, 2001, as compared to $1,198 for the twelve months ended December 31, 2000. This reduction is primarily attributable to the smaller target population of Palm Users available for the Company's direct mail campaign. This population was smaller than the available population in the year 2000 due to the decline in Palm operating system shipments during 2001. Future Online revenues are expected to remain weak until the number of shipments of the Palm operating system increase or a more cost effective way to further penetrate the installed base is devised.

Corporate sales, which includes enterprise sales and OEM revenues, decreased $893 or 21%, to $3,310 (including the nonrecurring maintenance fees from M10, previously PenOp) for the year ended December 31, 2001, compared to $4,203 in the prior year period. Sales of the Company's software solutions and maintenance to end users included in corporate sales increased $155 to $2,076 in 2001 compared to $1,921 in the prior year period. The decrease was due primarily to a $524 decrease in the nonrecurring maintenance fees, from M10 in 2001 compared to the prior year. This decrease was offset by sales to Prudential and TVA. During the fourth quarter of 2000, the Company engaged in a transaction with PenOp to provide nonrecurring maintenance services from pre-existing PenOp contracts in the aggregate amount of $1.5 million, of which $352 and $877 was recorded (net) in 2001 and 2000, respectively. The Company previously entered into a separate transaction to acquire the intellectual property rights from PenOp (see note 1 to the audited consolidated financial statements). OEM revenues included in corporate sales decreased $989 or 48% to $1,078 from $2,067 in the prior year period. This decrease was due to a reduction in the amount of revenues recognized from Ericsson and other OEM's compared to the prior year. Revenues from development contracts included in corporate sales decreased $59 or 27% to $156 from $215 for the prior year due primarily to decreases in non-recurring engineering revenues. Revenues from development contracts in 2001 and 2000 were primarily attributable to porting of the Company's software to third party products such as smartphones and web browsers.

China handwriting recognition segment sales increased $15, or 5% to $323 for the twelve months ended December 31, 2001, as compared to $308 for the twelve months ended December 31, 2000. The changes in revenues are not related to any single customer.

Systems integration Segment.    China systems integration segment sales decreased $202, or 13%, to $1,401 for the twelve months ended December 31, 2001, as compared to $1,603 for the twelve months ended December 31, 2000. The decreases are due to lower sales activity and is not related to any single customer.

Cost of Sales.

Handwriting recognition segment.    Cost of sales decreased $400, or 26% to $1,149 for the year ended December 31, 2001, as compared to $1,549 for the twelve month period ended December 31, 2000, as described below.

Online cost of sales decreased $282, or 26%, to $805 in 2001, as compared to $1,087 in the prior year. This decrease was due to lower mailing costs brought about by the reduced number of new names available in 2001 as compared to 2000.

Corporate sales costs decreased $126, or 30%, to $290 from $416 in the prior year. Costs associated with the Company's signature software solutions decreased $36, or 21%, to $135, compared to $171 in the prior year period. The decrease in the cost of software solutions was due to a decrease in amount of third party hardware costs sold with the Company's corporate signature software products during 2001 as compared to 2000. Amortization of capitalized software costs was approximately $12 in 2001 and 2000, respectively. Costs of development contract revenues included in corporate sales decreased $85, or 45%, to $105 in 2001, as compared to $190 in the prior year. The decrease in development contract cost was due to the reduction in non-recurring engineering projects during 2001 as compared to the prior year period. OEM costs included in corporate sales decreased $5, or 37%, to $38 as compared to $43 in the prior year. The decrease was due to a decrease in revenues and the associated technology import tax from the Company's Japanese OEM customers.

China handwriting recognition cost of sales increased $10, or 21%, to $56 in the twelve months ended December 31, 2001, as compared to $46 for the twelve months ended December 31, 2000. The increase was due to the increase in software sales in 2001 as compared to the prior year.

Systems integration segment.    Cost of sales decreased $256 or 19% to $1,091 as compared to $1,347 in the prior year. The decrease is due to the lower system integration segment sales realized in 2001 as compared to the prior year.

Gross Margin

Handwriting recognition segment.    Gross margin decreased $763, or 18%, to $3,397 in 2001, as compared to $4,160 in the prior year as discussed below.

Online gross margin decreased $3, or 3%, to $108 in 2001, as compared to gross margins of $111 in the prior year period. The decrease was due to the lower sales volumes as compared to the prior year offset by the elimination of the follow-up mailer costs, which were primarily used to convert long-time users of PDA's to the Company's more natural input products. Online gross margins were 12% of sales for the year ended December 31, 2001.

Corporate sales gross margin decreased $767, or 20%, to $3,020 in 2001, from $3,787 in the prior year period. This decrease was primarily due to the 21% decrease in Corporate sales as discussed above. Corporate sales gross margin as a percentage of sales was 91% and 90% of revenues for the years ended December 31, 2001 and 2000, respectively.

China handwriting recognition segment gross margin increased $7, or 3%, to $269 in the twelve months ended December 31, 2001, from $262 in the twelve months ended December 31, 2000. This increase was primarily due to the increase in software sales in 2001 as discussed above.

Systems integration segment.    China systems integration gross margin as a percentage of sales increased 21% or $54 to $310 as compared to $256 in the prior year. Gross margins increased despite the decline in revenues due to a change in the components that make up the system integration cost from third party hardware to more software offerings.

Operating expenses

Research and Development Expenses.    Research and development expenses increased $205, or 11%, to $1,808 for the twelve months ended December 31, 2001, as compared to $1,603 for the prior year. Salaries and related costs decreased $104, or 9%, to $1,077 in 2001, compared to $1,181 in 2000. This decrease was due to reductions in headcount during 2001 as compared to 2000. Other costs, including shared development costs with the Joint Venture, facility and other costs increased $255 to $342 in 2001, compared to $87 in the prior year. The increase was due primarily to outside engineering costs associated with the assimilation of the PenOp intellectual property into the Company's products and continued support for new engineering projects. Other expenses including travel and related expenses and depreciation decreased 6%, or $30, as compared to the prior year period. In addition, costs associated with development contracts and charged to cost of sales decreased $84 or 44% to $106 from $190 in the comparable prior year period. This decrease was due to a lower number of revenue generating nonrecurring engineering projects in 2001 compared to the prior year.

Sales and Marketing Expenses.    Sales and marketing expenses for the year ended December 31, 2001 decreased $185, or 10%, to $2,054, as compared to $2,239 in the prior year. Payroll and related costs decreased 12%, or $93, to $2,054 in 2001 from $2,239 due primarily to a decrease in headcount during the year. Travel and related expenses decreased $58, or 29%, to $140 in 2001, compared to $198 in the prior year. The decrease was due to decreases in travel related to the reduction in headcount from the comparable prior year. Advertising and promotion expense decreased $195, or 49%, to $203 in 2001, from $398 in the prior year. The decrease was due primarily to the one-time cost of the development of a media campaign in the prior year related to the Company's Online sales via CIC's website. Professional services expense increased $128, or 129%, to $227 from $99 in the comparable prior year period. The increase was due to marketing studies undertaken by the Company to assess the markets with the greatest potential for the Company's products. Other costs, such as facilities and miscellaneous expenses, increased $33, or 5%, in 2001 as compared to the prior year.

General and Administrative Expenses.    General and administrative expenses increased 34%, or $610, to $2,791 for the year ended December 31, 2001, from $2,181 for the prior year. The increase was primarily due to a increase in patent amortization expense of $393, or 914%, to $436 in 2001 from $43 in the prior year. In addition, professional fees increased $274, or 105%, to $535 from $261 in the comparable prior year period. Investor relations expenses decreased $66, or 15%, to $366 in 2001, as compared to $432 in the comparable prior year. The decrease was due primarily to a reduction in costs associated with information disseminated through the wire services. Other expenses including travel, facilities cost and provision for uncollectible accounts increased $9 in 2001 as compared to the prior year.

Interest Income and Other Income (Expense), Net.    Interest income and other income (expense) net, decreased $60, or 79%, to $16 in 2001, from $76 in the prior year. This decrease resulted from a decrease in cash balances and interest rates during the year. The interest income was offset by fees associated with credit card sales from the Company's website of approximately $37 in 2001, compared to $49 in the prior year.

Interest Expense.    Interest expense increased $16, or 6%, in 2001, to $282 from $266 in the prior year. This increase was due to the increase in long-term debt outstanding since June of 2001.

Years Ended December 31, 2000 and December 31, 1999

Revenues

Handwriting recognition segment.    Revenues increased $556, or 10%, to $5,709 for the year ended December 31, 2000, as compared to $5,153 in the prior year as discussed below.

Online revenues declined $477, or 28%, to $1,198 in 2000, as compared to $1,675 in the prior year period. During 1999, the first year of the Company's direct mail campaign to Palm operating system end users (Palm Users), the target population of the direct mail campaign included new Palm Users (1999 purchasers) as well as Palm Users that had purchased Palm operating system devices prior to 1999, the installed base. In 2000 the response rates from the installed base declined and therefor in the third quarter of 2000, the Company revised the campaign and targeted only newly registered Palm Users. The reduction in Online revenues is primarily attributable to the reduction in response rate from the Palm installed base.

Sales of the Company's Handwriter products for the years ended December 31, 2000 and 1999, respectively, were insignificant. The Company discontinued the Handwriter products in 1998, and sold the remaining inventory over the web through the second quarter of 1999.

Corporate sales, which includes Enterprise and OEM revenue increased $980, or 30%, to $4,203 (including the nonrecurring maintenance fees from M10, previously PenOp) for the year ended December 31, 2000 compared to $3,223 in the prior year period. Sales of the Company's software solutions and maintenance to end users increased $1,805 to $1,921 in 2000, compared to $116 in the prior year period. The increase was due primarily to nonrecurring maintenance fees, from M10, and the sale of software solutions and maintenance revenues to Charles Schwab, Assurant, Orange County, E-Com, and others in 2000. During the fourth quarter of 2000, the Company engaged in a transaction with PenOp to provide nonrecurring maintenance services from pre-existing PenOp contracts in the aggregate amount of $1.5 million, of which $877 was recorded (net). The Company previously entered into a separate transaction, to acquire the intellectual property rights from PenOp (see note 1 to the audited consolidated financial statements). OEM revenues included in corporate sales decreased $574, or 22%, to $2,067, from $2,641 in the prior year period. This decrease was due to a reduction in the amount of revenues recognized from Ericsson and other OEM's compared to the prior year. Revenues from development contracts included in corporate sales decreased $251, or 54%, to $215, from $466 for the prior year due primarily to decreases in non-recurring engineering ("NRE") revenues. Revenues from development contracts in 2000 and 1999 were primarily attributable to porting of the Company's software to third party products such as smartphones and web browsers.

China handwriting recognition segment sales increased $53, or 21%, to $308 for the twelve months ended December 31, 2000, as compared to $255 in the twelve months ended December 31, 1999. The increase is due to increased sales activity in 2000, and not related to any one-time large sale to a single customer.

Systems integration segment.    Sales increased $238, or 17%, to $1,603 for the twelve months ended December 31, 2000, as compared to $1,365 for the twelve months ended December 31, 1999. The increase was primarily due to an increase in the number of orders closed during the twelve months ended December 31, 2000.

Cost of Sales.

Handwriting recognition segment.    Cost of sales decreased $664, or 30%, to $1,549 for the twelve months ended December 31, 2000, as compared to $2,213 for the twelve months ended December 31, 1999 as discussed below.

Online cost of sales decreased $745, or 41%, to $1,087 in 2000, as compared to $1,832 in the prior year. This decrease is due to the reduced number of new names available in 2000, as compared to 1999, and the elimination of mailing costs associated with follow-up mailers sent after initial contact.

Corporate sales costs increased $91, or 28%, to $416 from $325 in the prior year. Costs associated with our signature software solutions increased to $167, and was due to $155 in third party hardware costs sold with our corporate signature software solution products, and $12 in amortization of capitalized software costs. We had no significant costs associated with our off-the-shelf signature solution products sold in 1999, due to the low volume of revenues resulting in lower cost of sales in that year as compared to 2000.

Costs of development contract revenues included in corporate sales decreased $71, or 27%, to $190 in 2000, as compared to $261 in the prior year. The decrease in development contract costs is due to the reduction in non-recurring engineering projects during 2000 as compared to the prior year period. OEM costs decreased $5, or 8%, to $59, as compared to $64 in the prior year. The decrease is due to a decrease in revenues and the associated technology import tax from the Company's Japanese OEM customers.

China handwriting recognition segment cost of sales decreased $10, or 18%, to $46 in the twelve months ended December 31, 2000, as compared to $56 in the twelve months ended December 31, 1999. The decrease was due to the difference in the product mix sold in 2000 as compared to the prior year.

Systems Integration segment. Cost of sales increased $243, or 22% to $1,347 for the twelve months ended December 31, 2000 as compared to $1,104 during the same twelve month period last year. The increase is due to the increase in systems integration sales in 2000.

Gross Margin

Handwriting recognition segment.    Gross margin increased $1,220, or 41%, to $4,160 in 2000, as compared to $2,940 in the prior year as discussed below.

Online gross margin increased $268 to $111 in 2000, as compared to a gross margin loss of $157 in the prior year period. The increase was due to the change in the mix of names from new and long time users of Palm products to newly registered Palm users. The change in the mix of names has allowed the Company to eliminate the follow-up mailers, primarily used to attempt to convert long time users of PDA's to the Company's more natural input products. Online gross margins were 91% of sales for the year ended December 31, 2000.

Corporate sales gross margin increased $889, or 31%, to $3,787 in 2000, from $2,898 in the prior year period. This increase is primarily due to the 30% increase in Corporate sales discussed above. Corporate sales gross margin as a percentage of sales was 90% for the years ended 2000 and 1999, respectively.

China handwriting segment gross margin increased $63, or 31%, to $262 in the twelve months ended December 31, 2000, from $199 in the twelve months ended December 31, 1999. This increase is primarily due to the 17% increase in sales in 2000 as discussed above.

Systems Integration Segment. Gross margin decreased $5 in 2000 to $256 as compared to $261 in the comparable prior year period. Gross margins as a percentage of systems integration segment sales was 16% in 2000 compared to 19% in 1999.

Operating Expenses

Research and Development Expenses.    Research and development expenses increased $240, or 18%, to $1,603 for the twelve months ended December 31, 2000, as compared to $1,363 for the prior year. Salaries and related costs increased $46, or 4%, to $1,181 in 2000, compared to $1,135 in 1999. This increase is due to additional headcount during 2000 compared 1999. Other costs, including shared development costs with the Joint Venture, facility and other costs increased $122 in 2000 compared to the prior year. In addition, costs associated with development contracts and charged to cost of sales decreased $72. This decrease was due to reduced revenue from non-recurring engineering projects in 2000 as compared to the prior year.

Sales and Marketing Expenses.    Sales and marketing expenses for the year ended December 31, 2000, increased $362, or 19%, compared to the prior year.

Payroll and related costs in 2000 increased 16%, or $110, due primarily to increased headcount during the year. Travel and related expenses increased $77, or 64%, in 2000 compared to the prior year. The increase was due to increases in travel related to sales and marketing activities compared to the prior year. Advertising and promotion expense increased $210, or 112%, to $398 in 2000, from $188 in the prior year. The increase was due to a $76, or 90%, increase in media placement costs and $134 or 107% increase in trade show and printed marketing materials expenses compared to the prior year. Other costs, such as facilities and miscellaneous expenses, decreased $35, or 4%, in 2000 to $866 from $901 in the prior year.

General and Administrative Expenses.    General and administrative expenses increased 30%, or $498, to $2,181 for the year ended December 31, 2000, from $1,683 for the prior year. Payroll and related costs in 2000 increased 13%, or $132, due to the addition of key management in late 1999 and the third quarter of 2000. Investor relations expenses increased $218, or 102%, to $432 in 2000, as compared to $214 in the prior year. This increase was due to additional NASDAQ listing fees, and the increased costs of disseminating information due to the increased interest in the Company in the fourth quarter of 1999 and the first quarter of 2000. Director and officers insurance expense increased $44 in 2000, due to the increased activity in the Company's stock. Patent amortization due to the capitalization of the intellectual property from the PenOp acquisition increased $28 over the prior year. Other expenses including travel, professional services, facilities cost and provision for uncollectible accounts increased $76 in 2000 as compared to the prior year.

Interest Income and Other Income (Expense), Net.    Interest income and other income (expense) net, increased $21, or 38%, to $76 in 2000, from $55 in the prior year. This increase resulted from an increase in interest income due to higher cash balances during the year. The increase in interest income was offset by fees associated with credit card sales from the Company's website of approximately $49 in 2000, compared to $59 in the prior year.

Interest Expense.    Interest expense increased $193, or 264%, in 2000, to $266 compared to $73 in the prior year. This increase is due to long-term debt outstanding for the full year and the amortization of the loan discount associated with warrants issued in connection with the long term debt.

Liquidity and Capital Resources

At September 30, 2002, cash and cash equivalents totaled $1,246 compared to cash and cash equivalents of $2,588 at December 31, 2001. The decrease was due primarily to cash used in operating activities of $1,569, and cash used in investing activities of $54. Cash provided by financing activities was $281, net. The $281 provided by financing activities consists of $426 in proceeds from the exercise of stock options by the Company's employees and former chairman, the acquisition of capital equipment under capital lease of $40, reduced by the repayment of the note by the Joint Venture of $181, and by payments of capital lease obligations of $4. Total current assets were $2,372 at September 30, 2002, compared to $3,899 at December 31, 2001. As of September 30, 2002, the Company's principal source of funds was its cash and cash equivalents aggregating $1,246.

Accounts receivable declined $295 over the nine months ended September 30, 2002, due primarily to the lower sales during the period and collection of receivables outstanding at December 31, 2001. We believe that the lower sales volumes are due to the reduced information technology spending in the handwriting segment as the result of the weakened economy, and does not indicate non-acceptance of our products.

Prepaid expenses increased $90 during the period ended September 30, 2002, due to premiums paid for directors and officers insurance during the period.

On August 23, 2001, our 90% owned Joint Venture borrowed the aggregate equivalent of $181, denominated in Chinese currency, from a Chinese bank. The loan bears interest at 5.37% per annum and is due August 23, 2002. The borrowing did not require the Joint Venture to deposit a compensating balance. In February 2002, the Joint Venture repaid $121, and in June 2002 repaid the remaining balance of $60 denominated in Chinese currency.

Accounts payable declined $97 over the nine months ended September 30, 2002, due to the reduction in operating activities at the result of the slow economy. Other accrued liabilities increased $274 as of September 30, 2002, due to various accruals that include professional services related to corporate filings and other legal matters. Deferred revenue, totaling $123 at September 30, 2002, primarily reflects advance payments for products and maintenance fees from our licensees that we generally recognize as revenue when all obligations are met or over the term of the maintenance agreement.

We have suffered recurring losses from operations that raise a substantial doubt about our ability to continue as a going concern. There can be no assurance that we will have adequate capital resources to fund planned operations or that any additional funds will be available to us when needed, or if available, will be available on favorable terms or in amounts required by us. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on our business, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We intend to use the net proceeds from the issuance of the shares of our common stock under the Line of Credit to repay short term debt and working capital. In addition, fifty percent of any such funds in excess of $5 million must be applied to the outstanding principal of our long-term debt. We believe the proceeds from the Line of Credit, when combined with cash provided from operations, will be sufficient to meet our capital requirements for the foreseeable future. If we are unable to secure at least $5 million in funds under the Line of Credit or are unable to increase substantially funds generated from operations, we would not be able to continue our operations in their current form and would not be a viable company on a going forward basis without significant changes in our operations. Because we believe we will be able to raise the necessary funds under the Line of Credit and from operations, we have not formulated specific plans to change our operations. Possible changes could include reduced personnel expenses to better match our revenue stream or licensing or selling our technology to a third party.

Current liabilities, which include deferred revenue, were $953 at September 30, 2002. Deferred revenue, totaling $123 at September 30, 2002, primarily reflects advance payments for products and maintenance fees from the Company's licensees which are generally recognized as revenue by the Company when all obligations are met or over the term of the maintenance agreement.

We have the following material commitments as of September 30, 2002:

	Payments due by period
Contractual obligations	Total	Less than one year	One to three years	Four to five years	After five years
Long-term debt (1)	$3,000	$—	$3,000	$—	$—
Capital lease obligations	40	6	23	11	—
Operating lease commitments (2)	1,763	397	1,256	110	—

Total contractual cash obligations	$4,803	$403	$4,279	$121	$—

1.
The long-term debt may be pre-paid by us in whole or in part at any time without penalty, subject to the right to convert the outstanding principal amount into shares of common stock at a conversion price of $2.00 per share, subject to adjustment upon the occurrence of certain events.

2.
The operating lease commenced on November 1, 2001. The cost of the lease will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2006.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk. The Company has an investment portfolio of fixed income securities that are classified as cash equivalents. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if the market interest rates increase. The Company attempts to limit this exposure by investing primarily in short term securities. The Company has not entered into any short-term security investments during the three months ended September 30, 2002.

Foreign Currency Risk. The Company operates a subsidiary in China and from time to time makes certain capital equipment or other purchases denominated in foreign currencies. As a result, the Company's cash flows and earnings are exposed to fluctuations in interest rates and foreign currency exchange rates. The Company attempts to limit these exposures through operational strategies and generally has not hedged currency exposures.

Future Results and Stock Price Risk. The Company's stock price may be subject to significant volatility. The public stock markets have experienced significant volatility in stock prices in recent years. The stock prices of technology companies have experienced particularly high volatility, including, at times, severe price changes that are unrelated or disproportionate to the operating performance of such companies. The trading price of the Company's common stock could be subject to wide fluctuations in response to, among other factors, quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, announcements of new strategic relationships by the Company or its competitors, general conditions in the computer industry or the global economy generally, or market volatility unrelated to the Company's business and operating results.

Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, within 90 days of the date of this prospectus. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that these disclosure controls and procedures are effective. There were no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation.

Recent Pronouncements

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity's commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged.

EQUITY LINE OF CREDIT AGREEMENT

OVERVIEW

Pursuant to the Line of Credit, we may periodically issue and sell shares of our common stock for a total purchase price of $15 million. If we request an advance under the Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of our Company for 100% of the "Market Price" of our stock, less a fee equal to 6.5% of such Market Price. Market Price is defined as the lowest volume weighted average price of our common stock as reported by Bloomberg, LP, calculated over four of the five trading days after we request an advance. On each advance date, we must pay to Cornell Capital Partners, L.P. an Advance fee equal to 6.5% of the amount of each advance. At our option, Cornell Capital Partners, L.P. may withhold from the advance the fee described above. A closing will be held six (6) trading days after such written notice, at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person and cannot engage in short sales of shares of common stock acquired under the Line of Credit.

The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.

COMMITMENT PERIOD

We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $15 million or (ii) two years after the effective date of the registration statement.

MAXIMUM ADVANCE AMOUNT

We may not request advances in excess of a total of $15 million. The maximum amount of each advance is equal to $1 million in any 30-day period. In addition, in no event shall the number of shares issuable to Cornell Capital Partners, LP cause Cornell to own in excess of 9.9% of the then outstanding shares of our common stock. Nothing in the Line of Credit prohibits Cornell from advancing funds in excess of $15 million, although Cornell has no obligation and has not indicated any intention to do so.

NUMBER OF SHARES TO BE ISSUED

We cannot predict the actual number of shares of common stock that will be issued under the Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $15 million available under the Line of Credit in a single advance (which is not permitted under the terms of the Line of Credit) and the purchase price was equal to $0.26 per share, then we would issue a total of 57,692,308 shares of common stock to Cornell Capital Partners, L.P. These shares would represent 38.7% of our outstanding capital stock upon issuance.

You should be aware that (a) we have registered only 24,430,623 shares as we do not have sufficient number of authorized but unissued shares of common stock available to raise the entire $15 million at today's market price for our stock and (b) there is an inverse relationship between our stock price and the number of shares to be issued under the Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, LP, under the Line of Credit, at various prices.

Purchase Price	$.21	$.26	$.66
Number of Shares required to draw full draw down equity line of credit (1)	71,428,571	57,692,308	22,727,273
Total Outstanding(2)	162,909,348	149,173,085	114,208,050
Percent Outstanding(3)	43.8%	38.7%	19.9%

(1)
Represents the number of shares of common stock to be issued to Cornell Capital Partners, LP under each scenario.

(2)
Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, LP under each scenario.

(3)
Represents the shares of common stock to be issued as a percentage of the total number shares outstanding under each scenario.

In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders may have enough shares to assume control of the Company by electing its or their own directors. You should be aware that we may be further limited as to the number of shares we issue under the Line of Credit by Nasdaq rules that preclude increasing the number of shares outstanding by more than 20% without a vote of our stockholders.

REGISTRATION RIGHTS

We granted to Cornell Capital Partners, L.P. certain registration rights in connection with the Line of Credit. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us. We are required to keep the registration statement effective until the earlier of when the investor has sold all of the shares acquired under the Line of Credit or the investor is able to resell the shares under Rule 144 issued under the Securities Act without regard to the volume limitations set forth in that rule. At all times the registration statement must cover, at a minimum, the number of shares issued under the Line of Credit. We are required under the registration rights agreement to fulfill our reporting obligations under the Securities Exchange Act and otherwise take all steps as necessary to enable the investor to resell the shares acquired under the Line of Credit without restriction. We also have agreed to indemnify the investor for damages the investor may suffer as a result of misstatements or omissions in this prospectus, other than misstatements or omissions attributable to the investor. See "Description and Price Range of Capital Stock—Registration Rights."

ISSUANCE OF STOCK OUTSIDE THE LINE OF CREDIT AND SALES BY AFFILIATES

Under the Line of Credit, without the prior written consent of the investor, we may not issue or sell (i) any shares of common stock without consideration or for consideration per share less than the bid price of our stock on the day of issuance or (ii) issue or sell any warrant, option, right, contract, call or other security or instrument granting the holder of the security the right to acquire shares of our common stock without consideration or for consideration less than the bid price of our stock on the date of issuance. In addition, officers and directors have agreed to only sell shares of our common stock that they hold in compliance with the volume limitations of Rule 144.

ESCROW AGREEMENT

As part of the Line of Credit, we entered into an Escrow Agreement with the investor, Wachovia Bank, N.A., and Butler Gonzalez, LLP, the investor's counsel. Under that agreement, in accordance with an advance notice, the investor deposits the funds for the shares acquired under the Line of Credit with the bank. The bank releases the funds to us only upon confirmation from investor's counsel that the shares have been delivered by us to the investor.

NET PROCEEDS AND USE

We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $180,000, consisting primarily of professional fees incurred in connection with registering shares in this offering.

We intend to use the net proceeds received under the Line of Credit to reduce short and long-term debt and for general corporate purposes. Please see "Use of Proceeds."

DESCRIPTION AND PRICE RANGE OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

Our authorized capital stock consists of 125,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. As of December 31, 2002, we had 820 shareholders of record.

COMMON STOCK

This prospectus covers the resale by certain of our stockholders of shares of our common stock, $0.01 par value, which are to be issued under the Line of Credit. As of December 31, 2002, we had 91,480,777 shares of common stock issued and outstanding, 24,430,623 shares reserved for issuance under the Line of Credit (excluding additional shares of common stock that are issuable upon a decline in the market price for our common stock), 9,088,600 shares reserved for issuance upon exercise of 6,687,707 outstanding options and upon exercise of 2,400,893 options that may be granted in the future under our stock option plans.

The holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Members of the board of directors are elected for one-year terms. There is no cumulative voting for the election of directors. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to share pro rata in any liquidation proceeds, receive dividends as the board of directors may lawfully declare out of funds legally available, and share pro rata in any other distribution to the holders of common stock. We have never paid any dividends on our common stock and we do not anticipate doing so in the future. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, fixed dividend rights, liabilities to further calls, assessment for liabilities under state statute, restriction on alienability, or any discriminating provision against existing or prospective stock with respect to the common stock.

PREFERRED STOCK

Our board of directors is authorized to establish by resolution different classes or series of preferred stock and to fix the rights, preferences, and privileges, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any class or series or the designation of such class or series without any further shareholder vote or action. The issuance of a class or series of preferred stock with special rights or privileges could have the effect of delaying, deferring, or preventing a change in our control, which may adversely affect the voting and other rights of the holders of common stock. See "Description of Securities—Anti-Takeover Provisions." As of the date of this prospectus, there are no series of preferred stock designated and no shares of preferred stock outstanding.

STOCK OPTIONS

1999 Stock Option Plan

The Company's 1999 Stock Option Plan provides for the granting to the Company's directors and employees of non-transferable incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-transferable non-statutory stock options ("Non-Qualified Options"). A total of 4,000,000 shares of common stock are authorized for issuance under the 1999 Plan. As of October 24, 2002, options to purchase an aggregate of 2,353,332 shares of common stock were outstanding and 1,578,871 shares remain available for future grants. Unless terminated sooner, the 1999 Plan will terminate in June 2009.

The 1999 Plan may be administered by the Board of Directors or a stock option committee of the Board. The Board or such Committee has the authority to determine the terms of the options granted, including the exercise price, number of shares subject to each option, vesting provisions, if any, and the form of consideration payable upon exercise. The exercise price of Incentive Options must be at least the fair market value of the common stock valued at the date of grant, and the exercise price on Non-Qualified Options must be at least 85% of the fair market value of the common stock valued at the date of grant. The expiration date of Options is determined by the Board or a stock option committee of the Board, but options cannot expire later than ten years from the date of grant, and in the case of Incentive Options granted to 10% stockholders, cannot expire later than five years from the date of grant. Options have typically been granted with an expiration date seven years after the date of grant.

If an employee to whom an award has been granted under the 1999 Plan dies while employed by the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, the restrictions then applicable to such award shall continue as if the employee had not terminated employment and such award shall thereafter be exercisable, in whole or in part by the person to whom it was granted (or by the employee's duly appointed, qualified, and acting personal representative, the employee's estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the employee), in the manner set forth in the award, at any time within the remaining term of such award. Except as provided in the preceding paragraph, generally if a person to whom an option has been granted under the 1999 Plan ceases to be an employee of the Company, such option shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of 90 days thereafter, or for such longer period as may be determined by the Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

The Board has the authority to amend or terminate the 1999 Plan, provided that such action does not impair the rights of any optionee under any option previously granted under the 1999 Plan, without the consent of such optionee.

1994 Stock Option Plan

The Company's 1994 Stock Option Plan (the "1994 Plan") provides for the granting to the Company's directors and employees of Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and Non-Qualified Options. A total of 6,000,000 shares of common stock are authorized for issuance under the 1994 Plan. As of October 24, 2002, options to purchase an aggregate 1,030,777 shares of common stock were outstanding and 652,763 shares remain available for future grants. Unless terminated sooner, the 1994 Plan will terminate in November 2004.

The 1994 Plan may be administered by the Board of Directors or a stock option committee of the Board. The Board or such stock option committee of the Board has the authority to determine the terms of the options granted, including the exercise price, number of shares subject to each option, vesting provisions, if any, and the form of consideration payable upon exercise. The exercise price of Incentive Options must be not less than the fair market value of the common stock valued at the date of grant, and the exercise price on Non-Qualified Options must be at least 85% of the fair market value of the common stock valued at the date of grant. The expiration date of Options is determined by the Board or such stock option committee of the Board, but options cannot expire later than ten years from the date of grant, and in the case of Incentive Options granted to 10% stockholders, cannot expire later than five years from the date of grant. Options have typically been granted with an expiration date seven years after the date of grant.

If an employee to whom an award has been granted under the 1994 Plan dies while employed by the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, the restrictions then applicable to such award shall continue as if the employee had not terminated employment and such award shall thereafter be exercisable, in whole or in part by the person to whom it was granted (or by his duly appointed, qualified and acting personal representative, his estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the grantee), in the manner set forth in the award, at any time within the remaining term of such award. Except as provided in the preceding paragraph, generally if a person to whom an option has been granted under the 1994 Plan ceases to be an employee of the Company, such option shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of thirty (30) days thereafter, or for such longer period as may be determined by the Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

The Board has the authority to amend or terminate the 1994 Plan, provided that such action does not impair the rights of any optionee under any option previously granted under the 1994 Plan, without the consent of such optionee.

1991 Option Plans

The Company has two other stock option plans: the 1991 Stock Option Plan and the 1991 Nondiscretionary Plan (collectively, the "1991 Options Plans"). Incentive and nonqualified options under the 1991 Option Plans may be granted to employees, officers and consultants of the Company. As amended, there are 2,050,000 shares of common stock authorized for issuance under these plans. As of October 24, 2002, options to purchase 118,449 shares of common stock under the 1991 Stock Option Plan were outstanding and 169,259 shares were available for grant.

The 1991 Options Plans may be administered by the Board of Directors or a stock option committee of the Board. The Board or such stock option committee of the Board has the authority to determine the terms of the options granted, including the exercise price, number of shares subject to each option, vesting provisions, if any, and the form of consideration payable upon exercise. The exercise price of Incentive Options must be not less than the fair market value of the common stock valued at the date of grant, and the exercise price on Non-Qualified Options must be at least eighty-five percent (85%) of the fair market value of the common stock valued at the date of grant. The expiration date of Options is determined by the Board or such stock option committee of the Board, but options cannot expire later than ten years from the date of grant, and in the case of Incentive Options granted to ten percent (10%) stockholders, cannot expire later than five years from the date of grant. Options have typically been granted with an expiration date seven years after the date of grant.

If an employee to whom an award has been granted under the 1991 Options Plans dies while employed by the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, the restrictions then applicable to such award shall continue as if the employee had not terminated employment and such award shall thereafter be exercisable, in whole or in part by the person to whom it was granted (or by his duly appointed, qualified and acting personal representative, his estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the grantee), in the manner set forth in the award, at any time within the remaining term of such award. Except as provided in the preceding paragraph, generally if a person to whom an option has been granted under the 1991 Options Plans ceases to be an employee of the Company, such option shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of 30 days thereafter, or for such longer period as may be determined by the Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

Dividend Policy

Stockholders holding common stock are entitled to dividends only if declared by our Board of Directors. To date, we have not declared any dividends on shares of our common stock and we do not anticipate doing so in the foreseeable future.

Anti-takeover Provisions

The Company is subject to or otherwise has available to it a number of statutory provisions and authority that, if taken advantage of or exercised, could have the effect to making more difficult or perhaps completely thwarting any takeover of the Company that is not approved by the Board of Directors, including the following:

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  Business combinations.    Section 203 of the Delaware General Corporation Law ("DGCL") prohibits a "business combination" between the Company and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." Generally, an "interested stockholder" is a person or group that directly or indirectly controls or has the right to acquire or control the voting or disposition of fifteen percent (15%) or more of the outstanding voting stock of or is an affiliate or associate of the corporation and became the owner of fifteen percent (15%) or more of such voting stock at any time within the previous three years. A "business combination" is defined broadly to include, among other things, (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder; (ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries; (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder; and (iv) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits. Under Section 203 of the DGCL, business combinations between a corporation and an interested stockholder may occur in certain circumstances, including approval by the Board of Directors.

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  Rights and preferences of preferred stock.    The board of directors is authorized to create a new series of preferred stock and to determine the rights and limitations of this preferred stock. Stockholder approval will not be required for the issuance of such shares. Such shares of preferred stock could have rights that are senior to the rights of the holders of shares of common stock, e.g., preferred liquidation rights, cumulative dividends, or voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of common stock and delay, defer, or prevent a change in control of us.

Registration Rights Agreements

We have entered into a Registration Rights Agreement with Cornell Capital Partners, LP, the investor in the Line of Credit. We cannot sell any shares of our common stock under the Line of Credit until a registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission. We are required to keep the registration statement effective until the earlier of when the investor has sold all of the shares acquired under the Line of Credit or the investor is able to resell the shares under Rule 144 without regard to the volume limitations set forth in that rule. At all times, the registration statement must cover, at a minimum, the number of shares issued under the Line of Credit. We are required to fulfill our reporting obligations under the Securities Exchange Act of 1934, as amended, and otherwise take whatever steps are necessary to enable the investor to resell the shares acquired under the Line of Credit without restriction. Finally, we have agreed to indemnify the investor for any damages the investor may suffer as a result of misstatements or omissions in this prospectus, other than misstatements or omissions attributable to the investor.

We have entered into a Registration Rights Agreement with The Philip S. Sassower 1996 Charitable Remainder Trust with respect to shares of our common stock that may be issued upon conversion of a convertible promissory note in the principal amount of $3 million held by the trust. The conversion price is $2.00 per share. Until June 2004, upon notice from the trust, we are required to file and keep current a registration statement covering the number of shares specified in the notice. In the registration rights agreement, we also agreed to indemnify the trust from damages it suffers from misstatements or omissions in the registration statement attributable to the Company.

Price Range of Common Stock

Our shares of common stock are traded on the Nasdaq SmallCap Market ("Nasdaq"). As indicated above, however, our stock may be de-listed from Nasdaq, in which case our stock likely would trade on the OTC market. Set forth below are the high and low sale prices for our stock on Nasdaq from January 1, 2000 through December 31, 2002.

		Sale Price Per Share
Year
	Period	High	Low
2000	First Quarter	$12.03	$5.31
	Second Quarter	$5.22	$1.84
	Third Quarter	$4.25	$2.25
	Fourth Quarter	$3.06	$1.00
2001	First Quarter	$2.28	$0.97
	Second Quarter	$1.63	$0.76
	Third Quarter	$1.13	$0.64
	Fourth Quarter	$0.91	$0.60
2002	First Quarter	$1.18	$0.56
	Second Quarter	$1.15	$0.63
	Third Quarter	$0.66	$0.24
	Fourth Quarter	$0.50	$0.21

 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will receive proceeds from the issuance of the shares of common stock under the Line of Credit. The maximum proceeds we may receive under the Line of Credit is $15,000,000, before deducting expenses and fees associated with the offering. To the extent we issue shares of common stock under the Line of Credit, we will use the proceeds to repay short and long term debt and for working capital purposes. Fifty percent of any funds in excess of $5 million under the Line of Credit must be used to repay outstanding principal of our long term debt. The debt is held by a trust whose trustee is a former affiliate of the Company. The debt bears interest at the rate of 2% over the prime rate publicly announced by Citibank, N.A. from time to time, which was 6.25% per annum at December 31, 2002. All amounts are due not later than June 18, 2004. The long-term debt is convertible at the option of the debt holder into shares of our common stock at a price of $2.00 per share.

SELLING STOCKHOLDERS

The shares of common stock registered for sale under this prospectus are comprised of an aggregate of 24,430,623 shares of common stock issuable to the investor under the Line of Credit. These shares, if issued, would represent approximately 21 percent of our issued and outstanding common stock as of October 24, 2002. However, the investor need not acquire shares of common stock under the Line of Credit if the acquisition would cause the investor to own more than 9.9% of our outstanding shares of common stock.

The following list provides:

  •
  the names of the selling stockholders;

  •
  the number of shares beneficially owned by each selling stockholder prior to the offering (assuming $15,000,000 is raised under the Line off Credit at a market price of $0.26 per share); and

  •
  the total number of shares being offered under this offering for each selling stockholder's account.

Assuming that each selling stockholder sells all of the shares listed in this prospectus for such stockholder, each selling stockholder will hold no shares of our common stock.

Name Of Selling Stockholder	Number Of Shares Of Common Stock Beneficially Owned (1)	Total Number Of Shares Being Offered (2)
Cornell Capital Partners, LP, a Delaware limited partnership(1)	—	24,430,623
Total	—	24,430,623

(1)
Dispositive powers with respect to the shares to be offered by Cornell are held and will be exercised by Mark Angelo, Portfolio Manager.

(2)
Excludes such indeterminate number of additional shares of common stock as may become issuable in accordance with the pricing provisions of the Line of Credit.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the shares listed in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. The selling stockholders may sell the shares by the following methods:

  •
  block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  to a broker or dealer as principal, for resale by the broker or dealer for its own account;

  •
  an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  privately negotiated transactions;

  •
  through the writing of options on the shares, whether or not the options are listed on an options exchange;

  •
  one or more underwritten offerings on a firm commitment or best efforts basis; or

  •
  any combination of any of these methods of sale.

We do not know of any arrangements by the selling stockholders for the sale of any of the shares.

The selling stockholders may also transfer the shares by gift or sell the shares in accordance with Rule 144 under the Securities Act rather than under this prospectus, regardless of whether the shares are covered by this prospectus. The selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure if there is a default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when the shares are sold.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers, or underwriters, and any applicable commission with respect to a particular offer will be provided in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from a selling shareholder and/or purchasers of selling stockholders' shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commission).

The selling stockholders and any underwriters, brokers, dealers, or agents who participate in the distribution of the shares are underwriters within the meaning of the Securities Act and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them are deemed to be underwriting discounts and commissions.

The selling stockholders and other persons participating in the sale or distribution of the shares will be governed under applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We have agreed to indemnify in the selling stockholders against some liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in some circumstances against some liabilities, including liabilities under the Securities Act.

The shares offered in this prospectus were originally issued to the selling stockholders under exemptions from the registration requirements of the Securities Act, and we agreed to register the shares held by or issuable to the selling stockholders under the Securities Act. We intend to keep the registration statement of which this prospectus is a part effective until the later of (i) the date on which the selling stockholders have sold all of the shares under the registration statement, or (ii) the expiration of the time when a prospectus relating to such registration is required to be delivered under the Securities Act. We have agreed to pay all expenses in connection with this offering, not including underwriting discounts, commissions, or transfer taxes relating to the sale of the shares by the selling stockholders.

We will not receive any proceeds from sales of any shares by the selling stockholder.

BUSINESS
(dollars in thousands)

General

The Company was initially incorporated in Delaware in October 1986 as a wholly owned subsidiary of a predecessor corporation with the same name. The Company has a 90%-owned Joint Venture, Communication Intelligence Computer Corporation, Ltd., with the Jiangsu Hongtu Electronics Group, LTD. The Joint Venture was formed in September 1993.

Our software can verify signatures delivered wirelessly. We supply electronic signature and handwritten data entry software solutions focused on emerging markets such as document automation, corporate security, handheld computers, smartphones, and the Palm OS aftermarket. We are headquartered in Redwood Shores, California. Our clients include Charles Schwab & Co., Hewlett-Packard Company, Ericsson Mobile Communications AB, Fujitsu Limited, Handspring, Inc., Palm, Inc., The Prudential Insurance Company of America, Siebel Systems Inc., and The Tennessee Valley Authority, among others.

Segments

Our information is presented in two segments—handwriting recognition software and systems integration. The handwriting recognition segment is comprised of three revenue categories: OEM, enterprise and online sales. All handwriting recognition software is developed around our core technology. Systems integration represents the sale and installation of third party computer equipment and systems that use our products. All systems integration revenue is generated through our Joint Venture.

Core Technologies

The Company's core technologies are classified into two broad categories: "natural input technologies" and "transaction and communication enabling technologies." These technologies include multilingual handwriting recognition systems (Jot(R) and the Handwriter(R) Recognition System, referred to as HRS(TM)), electronic signature, handwritten signature verification, writing with the aid of symbols, electronic ink recording tools (InkTools(TM), Sign-it(R), iSign(TM) and Sign-on(TM)), and operating system extensions that enable pen input (PenX(TM)). Other consumer and original equipment manufacturer ("OEM") products include electronic notetaking (QuickNotes(TM), and InkSnap(TM)) and software that can predict the text input (WordComplete(R)).

The Company offers a wide range of multi-platform software products that enable or enhance pen-based computing.

Natural Input Technologies. CIC's natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or "stylus" as the primary input device or in conjunction with a keyboard. CIC's natural input offerings include multilingual handwriting recognition systems, software keyboards, predictive text entry, and electronic ink capture technologies. Many small handheld devices such as electronic organizers, pagers and smart cellular phones do not have a keyboard. For such devices, handwriting recognition and software keyboards offer the most viable solutions for performing text entry and editing. CIC's predictive text entry technology simplifies data entry even further by reducing the number of actual letters required to be entered. The Company's ink capture technologies facilitate the capture of electronic ink for notetaking, drawings or short handwritten messages.

Transaction and Communication Enabling Technologies. The Company's transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control, and enabling workflow automation of traditional paper form processing. CIC believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. The Company's transaction and communication enabling technologies have been fundamental in its development of software for electronic signatures, handwritten signature verification, data security, and data compression.

Handwriting recognition segment products

Key products include the following:

Handwriter and Jot	Handwriting recognition software
Inktools	A suite of application development tools for electronic signatures, biometric signature verification and cryptography
iSign	Web based development tools for electronic signature and biometric signature verification
PenX	Operating systems extensions for the Windows recognition environment that enables pen-based functionality and handwriting
QuickNotes and InkSnap	Electronic handwritten notetaking software
Sign-it and Sign-it Server	Electronic signatures for the enterprise market
Sign-On	Biometric Signature verification software for device access
WordComplete	Predictive text entry software

Products and upgrades that were introduced and first shipped in 2001 include the following:

Sign-it for Word 3.2
Sign-it for Acrobat v 3.2
Sign-it Server 2.0
Sign-it EX v 1.14
Sign-On for Windows 1.0
Sign-On for Pocket PC 2.01
WordComplete for Palm v 2.01
WordComplete v 2.0 UK English Dictionary
WordComplete v 2.0 Spanish Dictionary
WordComplete v 2.0 French Dictionary
WordComplete v 2.0 Italian Dictionary
WordComplete v 2.0 German Dictionary
iSign for Windows v 2.0
iSign for Java v 1.1
PenX v 2.02
Jot for Windows CE v 2.2
Handwriter for CE v2.2
InkTools for CE v 1.6
InkTools for Windows v 2.52

Handwriting recognition software analyzes the individual strokes of characters written with a pen/stylus and converts these stokes into machine readable text characters. This software is especially useful for portable electronic devices that are too small to employ a keyboard, and for the input of ideographic script characters such as those used in written Chinese and Japanese. The Company currently has two recognition system offerings, Handwriter and Jot.

CIC's Handwriter Recognition System ("HRS(TM)") recognizes handwritten input on Windows and Windows CE based pen computers and desktop PCs. HRS accurately recognizes handwritten characters with no recognizer training required, so the user can write naturally. HRS is a full-context recognizer that offers some unique features such as automatic spacing between words and automatic capitalization of the first letter of new sentences. HRS is also an integral component of our PenX software that is currently shipping on many of the leading Windows based pen computers. Key vertical market licensees of HRS include such companies as Fujitsu Limited, Intermec Corporation, Xplore Technologies, Inc., Mitsubishi Electric Corporation and Walkabout Computers, Inc.

Jot recognizes handwritten input and is specifically designed for small devices. Unlike many recognizers that compete in the market for handheld data input solutions, Jot offers a patented user interface that allows for the input of natural upper and lowercase letters, standard punctuation and European languages without requiring the user to memorize unique characters or symbols. This recognizer offers rapid and accurate recognition without requiring the consumer to spend time training the system. Jot has been licensed to such key OEMs as: Microsoft, Ericsson, Symbian, National Semiconductor and Vtech. Jot has been ported to many operating systems, including the Palm OS, Windows, Windows CE, VT-OS, EPOC, QNX, Linux and OS/9, and is currently under development for others. The standard version of Jot, which is available through OEM, Enterprise and Online product offerings, recognizes and supports input of Roman-based Western European languages.

InkTools is an electronic signature and handwritten signature verification software developers' kit that captures and analyzes the image, speed, stroke sequence and acceleration of a person's handwritten electronic signature. InkTools provides an effective and inexpensive handwriting security check for immediate authentication. It also stores certain forensic elements of a signature for use resolving whether a person actually emectronically signed a document. Commercial applications for this type of software include document approval, verification of the identity of users participating in electronic transactions and securing log-in access to computer systems or protected networks. This software toolkit is used internally by CIC as the underlying technology in its Sign-On and Sign-it products and has been licensed to numerous key development partners, including EDS, Bionetrix, Siebel and Topaz Systems.

Sign-On is a product offering that utilizes the Company's handwritten signature verification technology to provide access security on portable devices. This provides the additional level of security needed for devices that are increasingly being used in business and generally contain sensitive data. Currently available for the Palm 3.x or later and Windows CE 3.x operating systems, the product is also being ported to other platforms to meet the specifications of new licensees and customers.

Sign-it is a family of electronic signature products for recording electronic signatures as they are being written as well as binding and verifying electronic signatures within standard consumer applications. These products combine the strengths of handwritten signatures and writing with the aid of symbols to process, transact and create electronic documents with the same legal standing as a traditional wet signature on paper. Organizations wishing to process electronic forms requiring varying levels of security can reduce the need for paper forms by adding electronic signature technologies to their workflow solution. Currently, Sign-it is available for MS Word and Adobe(R) Acrobat(R), while support for additional application environments are in development.

iSign provides functionality similar to InkTools but was specifically designed for web based architectures. The current product supports either a Windows implementation with Internet Information Server and Internet Explorer or Java. The Java implementation was designed to meet the needs of the higher-end server products that support Java 2 and a broad base of client systems, which can range from Windows devices to PDAs.

Business Enterprise Revenues

With the passage of legislation making electronic signatures legally binding in virtually every major economy in the world, the transition began toward automating transactions in industries dependent on signatures in order to complete transactions. CIC's handwritten electronic signature solutions and electronic forms provide the basis for significant expense reduction through document automation by eliminating paper documents and related labor, mailing and storage expense. The billions of signed original documents created in today's global economy demand the utmost in user identification and document integrity. The inherent risks, logistical difficulties and staggering financial costs associated with creating, processing, storing and retrieving paper records are driving the demand for legally binding and secure electronic documents.

The Company's revenue from business end-users increased 21% over the prior year, to $1.7 million from $1.4 million. We believe that this growth reflects increasing awareness and demand for our electronic signature technology despite, the economic environment that negatively impacted last year's IT expenditures.

Countless paper documents were lost or destroyed in the September 11th tragedy and the Company believe many of the resulting business failures and disruptions could have been avoided if electronic documents had been utilized. CIC's biometrics handwritten signature technology provides the benefits of the paperless environment with the social acceptance of a non-intrusive handwritten signature (versus a finger print, iris/facial scan, or DNA) and a much higher level of security than the traditional "wet ink" signature. We believe that combining our technology with electronic documents will reduce dependency on mail and business travel while enabling business transactions at Internet speed.

Enterprises that chose to license our technology include the following:

Licensee	Product(s) licensed	Application of Products
Accelio	Inktools	E-Signature for mobile form
Al-Faris	Multiple	Reseller and integrator in the Middle East focused on e-signatures
Allergan Sales	Sign-It	Clinical regulatory applications
Ameridial	Inktools	E-signature for internal use documents
Assurant Group	Sign-It	Sales force automation, new account openings
Audata, Limited	Multiple	Multiple applications focused on paperless environment and security
Baptist Health	Inktools	E-signature for patient records
BF Goodrich, Aircraft	Sign-It	E-signature for internal use; Sensor Division documents
Canada Customs	Sign-It	E-signature for internal use documents
Charles Schwab	Sign-It	New account openings
Decade Software	PenX & InkTools	Windows pen computer upgrades
E-Com Asia Pacific Pty Ltd.	Multiple	Regional reseller, multiple applications
EDS	InkTools	Information assurance for network and application security
Federal Reserve Bank	Sign-On	Biometric mobile device; access security
FMC Corp.	Sign-It	E-signature for internal use documents
First American Bank	Sign-It	E-signature for various financial and internal documents

IA Systems	InkTools	E-signature for loan organization
ILI Technologies (P,Ltd.)	InkTools & iSign	Various e-signature applications for the vertical markets in Israel
Integrate Online	InkTools	Mortgage closing
Naval Surface Warfare	InkTools	E-signature for material center receipts
Novabase	Sign-It	Systems integrator for various vertical market applications
Old Republic National	Sign-It	Title processing applications
Orange County, CA	Sign-It	Automate building permit process
PHT Corporation	Sign-It	Clinical trial documents
Physician WebLink	Sign-It	Automate patent enrollment / records / billing
Proware	InkTools	E-signature for judicial orders
PSC Communications	Multiple	Reseller and OEM partner in the UK focused on e-signature
PureEdge	Sign-It	E-signature for financial documents
RecordsCenter.com	InkTools	Legal contracts and other significant documents
Siebel	Multiple	Sample delivery of regulated drugs
Siemens Medical Solutions	Multiple	E-signature for healthcare
Symbol Technologies	Multiple	Reseller for all major products
Tennessee Valley Authority	Multiple	E-signature for approval of internal documents
Wisconsin Electric Power	Sign-On	Biometric mobile device; access company security

A 2001 IDC study projects the handwritten signature verification market, for network authentication alone, will grow from $14 million in 2002 to approximately $32 million by 2005. The total market potential reflected in the IDC study's for electronic signature software is in excess of $110 million by 2005.

We are optimistic that CIC's installed base and pilot programs, which are nearing rollout, some of which are included above, will provide the basis for increasing revenue growth in both the near term and beyond.

OEM Business

The Company has derived a significant portion of its revenues from sales to orginal equipment manufacturers ("OEMs") (i.e., manufacturers of devices or equipment where third party software comes standard with such devices). For example, in 1999, CIC entered into a license agreement with Ericsson for both natural input and electronic signature solutions for its R380 smartphone. R380 shipments, however, have been significantly behind expectations because of the economic environment as well as Ericsson's own market related difficulties, which ultimately led to a mobile communications merger last year with Sony. The combined strength of Ericsson's mobile technology and Sony's consumer electronics and retail distribution know-how has resulted in rave reviews for both their potential competitiveness and for their new multi-media smartphone, the P800. The P800 debuted at the European consumer electronics show in March of 2002 and we are optimistic that the planned introduction of this new smartphone, together with other Sony-Ericsson related activity, affords CIC the opportunity to participate in Sony-Ericsson smartphone shipments consistent with our initial expectations.

Despite the fact that industry forecasts for smartphones have been reduced, by as much as 75% from previous estimates, we believe that current forecasts still provide the Company with solid revenue growth potential in the future. In addition to smartphones, CIC's current licensees include manaufacturers of PDAs, webpad and handwriting and data capture devices. We expect sales of these smart handheld devices to grow significantly over the next two years.

Market activity since the events of September 11th reflects growing awareness and demand for both CIC's handwriting recognition products and for biometric handwritten signature verification, utilized as a security utility, across the entire smart handheld device market. The Company believes that significant royalty potential exists for 2003 and beyond based on its present and potential OEM agreements.

Key OEM Licensees include:

Licensee	Product(s) licensed	Application of Products
AirSpeak	Jot	Handheld PC Pro
Sony Ericsson	Jot, QuickNotes, Sign-On & WordComplete	Smart cellular phone
Fujitsu	HRS, PenX, Sign-On Plus & InkTools	Windows and Windows CE pen computers
GSC Mobile Solutions	Inktools	Windows pen computers
HP	Jot	Linux based PDA
IA Systems	Jot	Wireless Internet access device
IBM	Sign-It	Windows pen notebook
Inteliworxx	HRS & PenX	Windows pen computers
Interlink	Sign-It	E-signature retail bundle
Intermec/Norand	HRS & PenX	Windows pen computers
Mathsoft	Math Recognizer	Handwriting recognition for mathematical notation
National Semiconductor	Jot	Wireless Internet access device
Pacific Star	PenX	Windows pen computers
Telos Corp.	PenX	Windows pen computers
Topaz	InkTools	E-signature bundle
Vtech	Jot	Electronic organizer
Wacom	Chinese Handwriter & Sign-It	Digitizer tablet and e-signature
Walkabout	HRS & PenX	Windows pen computers
Xplore	HRS & PenX	Ruggedized mobile computers
Xybernaut	HRS, PenX & Jot	Wearable computers

Online Sales

We also sell our products through our website. Online sales are generated primarily through direct mail sent to owners of products manufactured by entities whose products use the Palm operating system, whose names and addresses are acquired from Palm. Most of our software products are available for the Palm operating system, including products manufactured by Handspring, IBM, Symbol, Kyocera, Samsung and Sony. Handheld computers based on the Palm operating system remain the global leader with almost 63% of the handheld computer market worldwide. The 2001 year end installed base is estimated at 13 million in the United States alone and is estimated to grow to over 47 million domestically by 2005 acording to the IDC Smart Handheld Device Study 2000-2005, Report Number 24859. We believe that positioning our Palm aftermarket products directly at the point of sale, together with our direct mail programs, which direct product information to existing users of devices using the Palm operating system and encouraging such users to acquire our products through our various distribution channels, will optimize online revenue growth in the near term and generate meaningful sales growth longer term.

Retail Sales

In the third quarter of 2001, we entered into an agreement with Elibrium, a division of ClickAction, Inc. Pursuant to this agreement Elibrium places our Palm operating system-based products in leading retail establishments such as CompUSA, Staples, and Office Max with shelf placement next to devices that use the Palm operating system. Although there are no minimum purchase requirements and revenue generated to date has been immaterial, we believe that this retail distribution will expose our software upgrade products to a much larger base of potential buyers than could be reached through direct mail alone. As of the date of this prospectus and for the next twelve months, we do not believe the effect of this contract will have a material impact on our results of operations.

Systems Integration Segment

In systems integration, we have a small sales force that sells directly to enterprises and a limited number of technicians that perform services. The significant portion of our systems integration business is derived from hardware sales and installation services. Only a small portion is currently based on software customization tailored to the customer's need. We do not provided consulting services to larger systems integrators.

China

In September of 1993, we formed a Joint Venture in Nanjing, China, with the Ministry of Electronics Industries of the Jiangsu Province, People's Republic of China. This Ministry was later replaced by the current partner, the Jiangsu Hongtu Electronics Group (the "Agency"). For our 90% ownership interest, we have contributed an aggregate of $1,800,000 in cash to the Joint Venture and provided it with certain non-exclusive licenses to technologies and certain distribution rights. The Agency contributed certain land use rights for its 10% interest. Neither the Company nor the Agency is required to make further contributions to the Joint Venture and neither we nor the Agency have any plans to do so. Pursuant to the joint venture agreement, we appoint three of the five Board members and the Agency appoints two. The life of the Joint Venture is fifty years and its current business license is valid through October 18, 2043.

We believe that our Joint Venture represents a major opportunity for us. China is the world's third largest economy and we believe that its recent accession into the World Trade Organization is fueling economic growth and individual buying power in China. The Joint Venture was established almost nine years ago and we believe that the 10% ownership position by the Agency provides considerable stability and credibility. We believe that our electronic signature and Chinese handwriting recognition software applications, including automating signature dependent document processes and corporate security, will be in increasing demand as China prepares to compete on a world wide basis through its WTO membership. The China Ministry of Railways, Hu Nan Mobile Communications, Agricultural Bank of China, and the Nanjing Civic Bureau are among the Chinese companies and government agencies who chose and implemented the Joint Venture's software solutions in 2001. This adds to an installed base including Panda Information Corp. Ltd,, Neu Soft Corporation, Jiangsu Hongtu Hi-Tech Corp. Ltd., Ministry of Agriculture, P.R. China, and the No. 1 Group of Aviation Industry.

Last year, we emerged as the leading supplier in Jiangsu Province of a fast growing mobile industry application for regulated goods with an estimated 70% market share. This turn-key offering provides hardware and software systems for the receipt and delivery of taxed, measured and monitored goods using handheld devices from companies including Symbol Technologies, Palm and Handspring. Our offerings include the integration of enterprise software solutions for the server side or back-end management of these mobile systems and captured data. This offering further affords us the opportunity to integrate electronic signature and Chinese handwriting recognition technology into its turn-key solutions.

We believe that the emerging markets for electronic signature based applications and handheld receipt/input based systems, acceptance of our products by leading Chinese enterprises and government agencies, the legitimacy and credibility afforded us by the Joint Venture and the growth potential of the China market, provide us significant growth potential in the future.

Marketing

Handwriting Recognition Segment

Our products are marketed through three sales approaches: OEM sales, enterprise and online/retail sales. OEM sales efforts are aimed at license revenues derived primarily from smart handheld device manufacturers. Enterprise sales efforts are directed at both software providers and end-users. Online/retail sales represent revenues generated from our software sold through our website and retail outlets.

OEM Licensed Products.    We currently license software products for Windows(R)3.x, Windows(R)'95, Windows'98, WindowsNT, WindowsCE, EPOC, QNX, VT-OS, Palm and Linux. We also port our products to other platforms to meet the specifications of licensees. Our PenX, Sign-it, and Handwriter Recognition System are licensed for portable PCs utilizing the Windows(R)'95, Windows(R)'98, Windows(R)NT, and WindowsCE operating systems and are primarily used for field force automation and in pen-input PC peripherals for desktop use. Jot, QuickNotes, Sign-On, WordComplete and our software keyboard are licensed primarily for the new, smaller classes of personal computers that utilize the Windows(R)CE operating systems and handheld communicators such as smartphones and PDAs that use the Palm or Symbian operating system.

Enterprise Solution Products.    We offer several products targeted at the broad enterprise market. We believe that this market could benefit from workflow automation solutions using electronic signatures or handwriting authentication such as new account openings, regulated document submissions and device/network security. For these markets, we offer several products, including InkTools, a high performance software developer's kit for implementing systems using electronic ink and electronic signatures, which is available for almost all major operating systems; iSign, which provides the same functionality as InkTools but is specifically designed for distributed application architectures; and Sign-it, which is designed to provide this functionality within the framework of the most common word processing applications and electronic form publishing environments.

Online Product Offerings.    Our Online Sales department is charged with the sale of our shrink-wrapped software applications and tools. This currently includes most of our products and everyone from consumers to software developers and corporations are customers. These products are sold through retail outlets and over the Internet on our own website and by other Internet-based electronic resellers. Consumer versions of these products are being sold for users of the Palm connected organizers and Windows(R) CE devices. Much of the growth in Online sales since 1998 was attributable to sales of these products to users of Palm OS devices.

Copyrights, Patents and Trademarks

Handwriting Recognition Segment

We rely on a combination of patents, copyrights, trademarks, trade secrecy and contractual provisions to protect our software offerings and technologies. We have a policy of requiring our employees and contractors to respect proprietary information through written agreements. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before disclosure of any of our proprietary information.

Certain technological processes originally implemented in our software offerings were developed and patented by Stanford Research Institute ("SRI"), SRI assigned those patents, which subsequently expired, to us. We have made significant improvements to the original technologies and additional patents relating to such technological improvements have been applied for by or issued to us. In addition, in October 2000 we acquired certain assets of PenOp, Inc. and its subsidiary, which included a signficant patent portfolio relevant to the markets in which we sell our products. Therefore, we do not believe that the expiration of the SRI patents has had or will have a significant effect on our operations. Other major elements of our software offerings and technologies were developed by us and have been patented. Certain of our existing patents expire between the years 2002 and 2017. The expiration of the Company's patents over this time frame is not expected to have a material impact on the Company's operations.

We have an extensive list of registered and unregistered trademarks and applications in the United States and other countries. We intend to register our trademarks generally in those jurisdictions where significant marketing of our products will be undertaken in the foreseeable future.

Systems Integration Segment

Systems integration does not rely to any material degree on our products and, therefore, our patents and their ultimate expiration do not significantly impact the systems integration segment.

Material Customers

Handwriting Recognition Segment

Historically, our handwriting recognition segment revenues have been derived from a limited number of customers. One customer, Nationwide Building Society, accounted for 12% of total revenues for the first nine months of 2002. One customer, The Prudential Insurance Company of America accounted for 20% of total revenue for the first nine months of 2001 and 16% of total revenues for the year ended 2001. One customer, Ericsson Mobile Communications AB, accounted for 18% of total revenues for the year ended 2000, and 31% of total revenues for the year ended 1999.

Systems Integration Segment

One customer, Fujitsu Ltd. accounted for 28% of total system integration revenue for the nine months ended September 31, 2002 and 37% for the nine months ended September 31, 2001. This same customer accounted for 16%, 16% and 27% of total revenues in the twelve months ended December 31, 2001, 2000 and 1999, respectively.

Seasonality of Business

We believe that neither of our segments is subject to seasonal fluctuations.

Backlog

Handwriting Recognition Segment

At September 30, 2002, backlog approximated $123, representing advanced payments on service maintenance agreements and non recurring engineering projects that are expected to be recognized over the next twelve months. At December 31, 2001, backlog approximated $88,000, representing advanced payments on service maintenance agreements and non recurring engineering projects that are expected to be recognized over the next twelve months. At December 31, 2000, backlog approximated $61,000, representing advanced royalty and service maintenance agreements. At December 31, 1999, backlog approximated $35,000.

Systems Integration Segment

At September 30, 2002 and 2001, backlog was approximately $108 and $30, respectively. At December 31, 2001, backlog was approximately $178. There was no significant backlog at December 31, 2000 or December 31, 1999.

Competition

Handwriting Recognition Segment

We face competition at different levels. Certain competitors, e.g., PenPower Group, and Palm Inc., have developed or are developing software offerings, which may compete directly with the Company's offerings. Most of our direct competitors, e.g., Microsoft Corporation, Silanis Technology, Inc., and Advanced Recognition Technology, Inc., have focused on only one element of such offerings, such as handwriting recognition technology, signature capture/verification or pen-based operating environments or other pen-based applications. We believe that we have a competitive advantage in some cases due to our range of product offerings. There can be no assurance, however, that competitors, including some with greater financial or other resources, will not succeed in developing products or technologies that are more effective, easier to use or less expensive than our products or technologies that would render our products or technologies obsolete or non-competitive.

Systems Integration Segment

Our Joint Venture competes with other systems integrators of similar size (less than 100 employees) in China for small to mid-size enterprise opportunities. We primarily compete on price and quality and breadth of services for these opportunities. We believe that we are competitive in our pricing and we have been consistently recognized by our customers for our high quality of service.

Employees

As of September 30, 2002, we employed an aggregate of 42 full-time employees, 20 of which are in the United States and 20 of which are in China in our handwriting recognition segment. As of September 30, 2002, we employed 15 full-time employees in our systems integration segment. From time to time, we also engage additional personnel on an as needed basis. We believe we have good relations with our employees. None of our employees is a party to a collective bargaining agreement.

Geographic Areas

For the nine months ended September 30, 2002 and the years ended December 31, 2001, 2000, and 1999, our sales in China as a percentage of total sales were 34%, 30%, 26% and 25%, respectively. For the nine months ended September 30, 2002 and the years ended December 31, 2001, 2000, and 1999, our sales in the United States as a percentage of total sales were 66%, 70%, 74% and 75%. Included in the U.S. sales are export sales. For the nine months ended September 30, 2002 and the years ended December 31, 2001, 2000, and 1999, our export sales as a percentage of total revenues were approximately 9%, 17%, 24%, and 36%, respectively.

Legal Proceedings

We were named as a defendant in a suit brought in U.S. District Court for the Southern District of New York, filed on August 5, 2002. The plaintiffs, Richard M. Ross and Jane Spaulder Ross, brought claims for breach of contract, conversion, negligence and statutory violations, alleging that we provided incorrect or false information to their stock broker, thereby delaying the sale of plaintiffs' shares in the Company and causing a loss in excess of $500,000 due to a drop in the value of the shares. While the litigation is in an early stage, based on the available information, we believe that the action is without merit and, even if plaintiffs succeed, we believe their damages will not have a material financial impact on us. We intend to vigorously defend against the claims.

Properties

We currently lease our principal facilities, consisting of approximately 9,634 square feet, in Redwood Shores, California, pursuant to a sub-lease that expires in 2006. The Joint Venture leases approximately 1,500 square feet in Nanjing, China. We also believe that our current facilities will be suitable for us to continue operations in the foreseeable future.

DIRECTORS

The following table sets forth certain information concerning the Company's directors:

Name	Age	Year First Elected or Appointed
Guido D. DiGregorio	63	1997
Michael Farese	55	2002
Louis P. Panetta	52	2000
C. B. Sung	76	1986

The business experience of each of the directors for at least the past five years includes the following:

Guido D. DiGregorio was appointed Chairman of the Board in February 2002, Chief Executive Officer in June 1999 and President in November 1997. From November 1997 to June 1999, he was also the Company's Chief Operating Officer. He was a partner in DH Partners, Inc. (a management consultant firm) from 1996 to 1997. Prior to 1996, Mr. DiGregorio was recruited by a number of companies to reverse trends of financial losses, serving as President and CEO of each of the following companies: Display Technologies, Inc. (a manufacturer of video data monitors) from 1994 to 1996, Superior Engineering Corp. (a producer of factory-built gas fireplaces) from 1991 to 1993, Proxim, Inc. (wireless data communications) from 1989 to 1991, Maxitron Corp. (a manufacturer of computer products) from 1986 to 1989 and Exide Electronics (producer of computer power conditioning products) from 1983 to 1986. From 1966 to 1983, Mr. DiGregorio was employed by General Electric in various management positions, rising to the position of General Manager of an industrial automation business.

Mike Farese was appointed as a director of the Company in February 2002. Mr. Farese has over thirty years of broad-based telecommunications industry experience, including an extensive background in cellular and wireless subscriber equipment. He is President & CEO of WJ Communications, a Silicon Valley-based manufacturer of innovative broadband communications products for wireless communications networks. Prior to joining WJ Communications, Mr. Farese held numerous senior management positions, including President & CEO, Tropian Inc.; Vice President & General Manager-Global Personal Networks, Motorola; Vice President & General Manager-American Business Group, Ericsson; Vice President, Product Planning & Strategy, Nokia; Executive Director-Business Systems, IT&T; and Division Manager-Networks Business Systems, AT&T.

Louis P. Panetta was appointed as a director of the Company in October 2000. Mr. Panetta is currently Vice President of Marketing and Investor Relations with Mobility Concepts, Inc. (a wireless systems integrator), a subsidiary of Active Link Communications. Mr. Panetta is also a member of the Board of Directors of Active Link. Mr. Panetta was President and Chief Executive Officer of Fujitsu Personal Systems (a manufacturer of computer hardware) from December 1992 to September 1999, and President and Chief Operating Office of PortableLife.com (e-commerce products provider) from September 1999 to October 2000. From 1995 to 1999, Mr. Panetta served on the Board of Directors of Fujitsu Personal Systems.

C.B. Sung became a director of the Company in 1986. Mr. Sung has been the Chairman and Chief Executive Officer of Unison Group, Inc. (a multi-national corporation involved in manufacturing, computer systems, international investment and trade) since 1986 and Unison Pacific Corporation since 1979. He also serves on the Board of Directors of several private companies and non-profit organizations.

Other Director Information

The Company's affairs are managed under the direction of the Board of Directors. Members of the Board receive information concerning the Company's affairs through oral and written reports by management, Board and committee meetings and other means. The Company's directors generally attend Board of Directors meetings, committee meetings and informal meetings with management and others, participate in telephone conversations and have other communications with management and others regarding the Company's affairs.

Directors of the Company serve until their successors are duly elected and qualified or until their earlier resignation, removal or disqualification. There are no family relationships between the Company's directors and executive officers. For certain relationships between the Company and its directors, see "Certain Relationships and Related Transactions."

Board Committees

The Company's Board of Directors has four committees as set forth below. The members of each committee are appointed by the Board of Directors. The members of the each of these committees are Messrs. Panetta, Sung and Farese:

  •
  Audit Committee.    The Audit Committee generally reviews the scope and results of the audit by the Company's independent auditors and reviews the Company's procedures for establishing and monitoring internal accounting controls.

  •
  Finance Committee.    The Finance Committee develops strategies for the financing and development of the Company and monitors and evaluates progress toward established objectives.

  •
  Compensation Committee.    The Compensation Committee generally reviews compensation matters with respect to executive and senior management arrangements.

  •
  Stock Option Committee.    The Stock Option Committee administers the Company's stock option plans.

The Board of Directors does not have a standing nominating committee.

Board and Committee Meetings

During 2001, the Board of Directors held three formal meetings and also acted by unanimous written consent on two occasions. Through September 30, 2002, the Board held three formal meetings and also acted by unanimous written consent on two occasions. The Committees held meetings jointly with the formal Board meetings in 2001 and have held meetings jointly with the formal Board through the first nine months of 2002. For the year ended December 31, 2001, each incumbent director participated in all of the formal meetings of the Board and each Committee on which he served, except Michael Farese who was not appointed to the Board until February 2002. For the nine months ended September 30, 2002, each incumbent director participated in all of the formal meetings of the Board and each Committee on which he served, except Michael Farese who was not appointed to the Board until February 2002.

Director Compensation

For their services as directors of the Company, all non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended and all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending such meetings. Directors are also eligible to receive stock options. In June 2001, Louis Panetta and C. B. Sung were each granted immediately exercisable non-qualified options to purchase 25,000 shares of common stock at an exercise price of $1.01, which options expire on June 18, 2008. The Company retains a repurchase option on the shares underlying these options for one year from the date of grant.

EXECUTIVE OFFICERS

The following table sets forth, as of October 24, 2002, the name and age of each executive officer of the Company, and all positions and offices of the Company presently held by each of them.

Name	Age	Positions Currently Held
Guido D. DiGregorio	63	Chairman of the Board, Chief Executive Officer and President
Francis V. Dane	51	Chief Legal Officer, Secretary and Chief Financial Officer

The business experience of each of the executive officers for at least the past five years includes the following:

Guido D. DiGregorio—See the discussion above.

Francis V. Dane was appointed the Company's Secretary and Chief Financial Officer in February of 2002. From October 2001 until February 2002 he was the Company's Acting Chief Financial Officer. He became the Company's Human Resources Executive in September 1998 and the Company's Chief Legal Officer in December of 1997. From 1991 to 1997 he served as a Vice President and Secretary of the Company, and from 1988 to 1992 as its Chief Financial Officer and Treasurer. Since July of 2000, Mr. Dane has also been the Secretary and Treasurer of Genyous, Inc. a biotechnology venture capital and incubation company. Since October 2000, Mr. Dane has served as a director of SpetraVu Medial Inc., a company focused on developing improved methods for the early detection of cancer, and CPC Cancer Prevention Centers Inc., a company that is developing a comprehensive cancer prevention program based upon the detection of early stage, non-invasive cancer. Prior to joining the Company in 1991, Mr. Dane spent over a decade with PricewaterhouseCoopers; his last position was that of Senior Manager, Entrepreneurial Services Division. Mr. Dane is a member of the State Bar of California and has earned a CPA certificate from the states of Connecticut and California.

EXECUTIVE COMPENSATION

The following table sets forth compensation awarded to, earned by or paid to the Company's President, regardless of the amount of compensation, and each executive officer of the Company serving as of December 31, 2001 whose total annual salary and bonus for 2001 exceeded $100,000 (collectively, the "Named Executive Officers").

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Other Annual Compensation	Securities Underlying Options
Guido DiGregorio—Chairman,	2001	$180,000		—	—
President and Chief Executive Officer	2000	180,000		—	—
	1999	180,000		—	1,950,000
					600,000	(1)
Francis V. Dane—Chief Legal Officer, Secretary and Chief Financial Officer	2001	$20,000	(2)	—	—

(1)
Mr. DiGregorio surrendered these options on January 12, 1999 when he received a new grant of 1,800,000 options.

(2)
Mr. Dane was named as an Executive Officer as of October 1, 2001.

Option Grants in 2001

No options were granted to Executive Officers in 2001.

Aggregate Option Exercises in 2001 and Year-End Option Values

The following table sets forth certain information concerning the Named Executive Officers with respect to the exercise of options in 2001, the number of shares covered by exercisable and unexercisable stock options at December 31, 2001 and the aggregate value of exercisable and unexercisable "in-the-money" options at December 31, 2001.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable(E)/ Unexercisable(U)		Value of Unexercised In-The-Money Options at Fiscal Year-End(1) Exercisable(E)/ Unexercisable(U)
Guido DiGregorio	—	$—	1,700,000	(E)	$	—(E)(1)
Francis V. Dane	—	$—	143,943	(E)	$	—(E)(1)

(1)
The value of unexercised in-the-money options was determined by using the difference between the closing sale price of the common stock on the Nasdaq SmallCap Market as of December 31, 2001 ($0.64) and the exercise price of such options.

Audit Committee Report

In 2002, the Audit Committee:

  •
  Reviewed and discussed the Company's 2001 audited financial statements with the Company's management;

  •
  Discussed with the independent auditors, Stonefield Josephson, Inc., the matters required to be discussed by the American Institute of Certified Public Accountants Auditing Standards Board Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), which includes, among other items, matters related to the conduct of the audit of the Company's financial statements; and

  •
  Received written disclosures and the letter from the independent auditors required by International Standards Board Standard No.1 ("Independent Discussions with Audit Committees") and discussed with the auditors the auditors' independence from the Company.

Based on review and discussion of the Company's 2001 audited financial statements with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the fiscal year ended December 31, 2001, be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

The Audit Committee Of the Board of Directors
Louis P. Panetta Michael Farese C. B. Sung

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Compensation Committee and Stock Option Committee have provided the following Report.

Compensation Philosophy and Objectives. The Committees' compensation philosophy is based upon the belief that the success of the Company results from the coordinated efforts of all employees working as a team to achieve objectives of providing superior products and services to the Company's customers and maximizing the Company's value for the benefit of its stockholders.

The Company's compensation programs are designed to attract, retain and reward personnel whose individual and team performance contributes significantly to the short and long-term objectives of the Company. The Company's executive compensation programs are guided by the following principles, which may also be considered in making compensation decisions for employees:

  •
  To ensure competitiveness, the Company monitors industry standards and considers this information when it makes compensation decisions: and

  •
  The compensation of executive officers is affected by individual, team and overall Company performance. Overall Company performance is based upon achievement of strategic and operating goals. Such factors include revenues generated, technology validations, timely product introductions, capturing market share and preservation of and increases in stockholder value. Individual and team performance is considered to the extent of whether departmental goals are achieved within the time and budget constraints of Company operating plans. Additionally, individual performance is measured, in part, against the extent to which an individual executive officer is able to foster team spirit and loyalty and minimize employee turnover.

Methods of Compensation. The key elements of the Company's executive compensation program consist primarily of base salary and stock options. Base salary for the Company's executive officers is generally determined by performance, the combined base salary and annual bonus for competitive positions in the industry and general market and Company conditions. Currently, the Company does not have an annual bonus plan. The Committees believe that the use of stock options as a means of compensation provide an incentive for executives and align their interests with those of the stockholders. All employees are eligible to receive stock options under the Company's stock option plans.

President and Chief Executive Officer's Compensation. Mr. Guido DiGregorio, the Chairman of the Board, Chief Executive Officer and President of the Company, was appointed to the Presidency by the Board of Directors in November 1997, to the office of Chief Executive in June 1999 and to the Chairmanship in February 2002. The Company does not currently have an employment agreement with Mr. DiGregorio. Mr. DiGregorio currently receives an annual salary of $250,000. His 2001 compensation remained at the same level as the previous year. He has agreed until December 31, 2002 to defer a portion of his salary the result of which is that his annual salary is effectively $180,000. After December 31, 2002, he may demand repayment of all deferred portions of his compensation.

COMPENSATION COMMITTEE	STOCK OPTION COMMITTEE
Louis P. Panetta	Louis P. Panetta
Michael Farese	Michael Farese
C. B. Sung	C. B. Sung

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October, 24, 2002 with respect to the beneficial ownership of (i) any person known to be the beneficial owner of more than 5% of any class of voting securities of the Company, (ii) each director and director nominee of the Company, (iii) each of the current executive officers of the Company named in the Summary Compensation Table of this prospectus under the heading "Executive Compensation" and (iv) all directors and executive officers of the Company as a group.

	Common Stock
Name of Beneficial Owner	Number of Shares	Percent of Class
Guido DiGregorio (1)	1,813,636	1.98%
C. B. Sung (2)	498,518	*
Louis P. Panetta (3)	114,068	*
Michael Farese (4)	75,000	*
Francis V. Dane (5)	189,609	*
All directors and executive officers as a group (5 persons)	2,690,831	2.91%

*
Less than 1%.

(1)
The number of shares of common stock represents 1,813,636 shares of a total of 1,950,000 shares, which are issuable upon the exercise of stock options granted to Mr. DiGregorio in January 1999 and February 2002, that are exercisable within 60 days of this prospectus. The business address of Mr. DiGregorio is 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065. See "Certain Relationships and Related Transactions."

(2)
The number of shares of common stock includes (a) 337,051 shares held by the Sung Family Trust of which Mr. Sung is a trustee, (b) 3,369 shares held by the Sung-Kwok Foundation of which Mr. Sung is the Chairman, and (c) 158,098 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of this prospectus. Mr. Sung may be deemed to beneficially own the shares held by the Sung Family Trust and the Sung-Kwok Foundation. The business address of Mr. Sung is, UNISON Group, 1001 Bayhill Dr., 2nd Floor, San Bruno, California 94066.

(3)
The number of shares of common stock represents 114,068 shares, issuable upon the exercise of options granted on October 30, 2000, May 11, 2001 and June 18, 2001, which are exercisable within 60 days of this prospectus. Mr. Panetta's business address is 827 Via Mirada, Monterey, California 93940.

(4)
The number of shares of common stock represents 75,000 shares issuable upon the exercise of stock options granted to Mr. Farese in February 2002 that are exercisable within 60 days of this prospectus. The business address of Mr. Farese is 401 River Oaks Parkway San Jose, CA 95134.

(5)
The number of shares of common stock represents (a) 212 shares held By Mr. Dane and (b) 189,397 shares of a total of 243,943 shares, which are issuable upon the exercise of stock options granted to Mr. Dane in January 1999 and February 2002, that are exercisable within 60 days of this prospectus. The business address of Mr. Dane is 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 24, 2002, the Board of Directors granted immediately exercisable non-qualified stock options to purchase 25,000 shares of common stock to each of Mr. Farese, Mr. Sung and Mr. Panetta at an exercise price of $0.66 per share and an expiration date of June 24, 2009. The Company retains a repurchase option on the shares underlying the options for one year from the date of grant.

On June 19, 2001, we consummated a three-year $3 million financing (the "Loan") with a charitable remainder annuity trust of which a former director and officer of the Company is a trustee (the "Trust"). The proceeds of the Loan were used to refinance $1,500 of indebtedness outstanding to the Trust pursuant to a loan made by the Trust to us in October 1999 and for working capital purposes. The Loan bears interest at the rate of 2% over the prime rate publicly announced by Citibank N.A. from time to time due June 18, 2004. The Loan may be pre-paid by us in whole or in part at any time without penalty, subject to the right of the Trust to convert the outstanding principal amount of the Loan into shares of common stock at a conversion price of $2.00 per share. If, prior to maturity of the Loan, we consummate one or more financings providing $5 million or more in gross proceeds, we are required to apply 50% of the proceeds in excess of $5 million to the then outstanding principal amount of the Loan. The Loan is secured by a first priority security interest in and lien on all of our assets as now owned or hereafter acquired by us. In connection with the Loan, we entered into a registration rights agreement with the Trust that obligates us to file a registration statement with the Securities and Exchange Commission covering the sale of the shares of our common stock issuable upon conversion.

On June 18, 2001, the Board of Directors granted immediately exercisable non-qualified stock options to purchase 25,000 shares of common stock to each of Mr. Sung and Mr. Panetta at an exercise price of $1.01 per share and an expiration date of June 18, 2008. We retain a repurchase option on the shares underlying the options for one year from the date of grant. For their services as directors of the Company, all non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended and all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending such meetings.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us. As of October 24, 2002, we had 91,480,777 shares of common stock issued and outstanding, 24,430,623 shares of common stock reserved for issuance under the Line of Credit and 6,687,707 shares reserved for issuance upon exercise of options at a weighted average purchase price of $1.13 per share and 2,400,893 for options which may be granted in the future. See "Description of Securities." If we were to issue $15,000,000 worth of our common stock under the Line of Credit at the market price of $0.26 per share and all of the options were granted and exercised, the number of outstanding shares of common stock would increase from 91,480,777 shares as of October 24, 2002, to 125,000,000 shares. Of these additional shares, however, 1,119,581 stock options are subject to vesting requirements from October 24, 2002, to September 25, 2005. As of the date of this prospectus, 5,568,126 options are vested and exercisable. All of the shares to be issued upon exercise of the options are covered by an effective registration statements.

ELIMINATION OF DIRECTOR LIABILITY

Our Certificate of Incorporation provides that to the fullest extent permitted by the Delaware law, our director shall not be liable to the Company or our shareholders for damages resulting from a breach of the director's fiduciary duties.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

We have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company.

In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with our certificate of incorporation and bylaws. Currently, we have no such agreements.

The Delaware General Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

As far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

We have filed a Registration Statement on Form S-1 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago, Illinois; or New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC's web site at http://www.sec.gov.

LEGAL MATTERS

The legality of the issuance of shares offered hereby will be passed upon by Davis Wright Tremaine LLP, Portland, Oregon.

EXPERTS

Stonefield Josephson, Inc., independent auditors, have audited our consolidated financial statements and schedule as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report dated February 18, 2002 appearing in this prospectus and registration statement. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

TRANSFER AGENT AND WARRANT AGENT

Our stock transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Index to financial statements

Financial Statements	Page
Condensed Consolidated Balance Sheets at September 30, 2002 (unaudited) and December 31, 2001	F-2
Condensed Consolidated Statements of Operations for the Three and Nine-Month Periods Ended September 30, 2002 and 2001 (unaudited)	F-3
Condensed Consolidated Statements of Changes in Stockholders' Equity for the Three and Nine-Month Periods Ended September 30, 2002 and 2001 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Nine-Month Period Ended September 30, 2002 and 2001 (unaudited)	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
Report of Stonefield Josephson, Inc., Independent Auditor	F-11
Consolidated Balance Sheets at December 31, 2001 and 2000	F-12
Consolidated Statements of Operations for the years ended December 31, 2001, 2000, and 1999	F-13
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the years ended December 31, 2001, 2000 and 1999	F-14
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999	F-15
Notes to Consolidated Financial Statements	F-16
Financial Statement Schedule
Schedule II Valuation and Qualifying Accounts and Reserves	S-1

Communication Intelligence Corporation
and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2002	December 31, 2001
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,246	$2,588
Accounts receivable, net	748	1,043
Inventories	149	129
Prepaid expenses and other current assets	229	139

Total current assets	2,372	3,899
Property and equipment, net	156	161
Capitalized software costs	16	26
Patents and trademarks	5,515	5,799
Other assets	88	187

Total assets	$8,147	$10,072

Liabilities and Stockholders' equity
Current liabilities:
Short-term debt	$—	$181
Accounts payable	109	206
Accrued compensation	211	208
Other accrued liabilities	470	196
Deferred revenue	123	88
Capital lease obligations	40	3

Total current liabilities	953	882
Notes payable, related party — noncurrent	3,000	3,000
Minority interest	133	130
Commitments
Stockholders' equity:
Common stock	914	909
Additional paid-in capital	82,026	81,605
Accumulated deficit	(78,687)	(76,258)
Cumulative translation adjustment	(192)	(196)

Total stockholders' equity	4,061	6,060

Total liabilities and stockholders' equity	$8,147	$10,072

See accompanying notes.

Communication Intelligence Corporation
and Subsidiary
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Revenues:
Online	$83	$237	$287	$977
Corporate	132	222	1,538	1,884
Nonrecurring maintenance fees (net) -M10 (previously PenOp Inc.)	—	—	—	352
China	310	456	968	1,223

Total revenues	525	915	2,793	4,436
Operating costs and expenses:
Cost of sales:
Online	13	132	198	707
Corporate	15	12	148	244
China	176	312	602	829
Research and development	367	428	1,145	1,399
Sales and marketing	367	470	1,181	1,604
General and administrative	583	728	1,762	2,107

Total operating costs and expenses	1,521	2,082	5,036	6,890

(Loss) from operations	(996)	(1,167)	(2,243)	(2,454)
Interest and other income (expense), net	(19)	5	(28)	19
Interest expense	(53)	(66)	(155)	(225)
Minority interest	(2)	(1)	(3)	(3)

Net (loss)	(1,070)	(1,229)	(2,429)	(2,663)

Basic and diluted (loss) per common share	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Weighted average common shares outstanding	91,481	90,715	91,237	90,495

See accompanying notes.

Communication Intelligence Corporation
and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity
(Unaudited)
(In thousands, except per share amounts)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Gain (Loss)	Total
Balances as of December 31, 2001	$909	$81,605	$(76,258)	$(196)	$6,060

Exercise of options for 148 shares of Common Stock	1	109	—	—	110
Foreign currency translation adjustment	—	—	—	3	3
Net loss	—	—	(688)	—	(688)

Balances as of March 31, 2002	$910	$81,714	$(76,946)	$(193)	$5,485

Exercise of options for 420 shares of Common Stock	4	312	—	—	316
Foreign currency translation adjustment	—	—	—	(1)	(1)
Net loss	—	—	(671)		(671)

Balances as of June 30, 2002	$914	$82,026	$(77,617)	$(194)	$5,129
Foreign currency translation adjustment	—	—	—	2	2
Net loss	—	—	(1,070)	—	(1,070)

Balances as of September 30, 2002	$914	$82,026	$(78,687)	$(192)	$4,061

Total shares outstanding as of December 31, 2001, March 31, 2002, June 30, 2002 and September 30, 2002 were: 90,911; 91,060; 91,471 and 91,481, respectively.

See accompanying notes.

Communication Intelligence Corporation
and Subsidiary
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2002	2001
Cash flows from operating activities:
Net loss	$(2,429)	$(2,663)
Adjustments to reconcile net loss to net cash (used) in operating activities:
Depreciation	69	125
Patent amortization	284	322
Loan discount amortization	—	74
Non-cash compensation	—	46
Disposal of fixed assets	6	—
Changes in operating assets and liabilities:
Accounts receivable, net	295	1,018
Inventories	(19)	(44)
Prepaid expenses and other current assets	(87)	24
Other assets	99	(12)
Accounts payable	(66)	(541)
Accrued compensation	3	(43)
Other accrued liabilities	241	(11)
Deferred revenue	35	91

Net cash used in operating activities	(1,569)	(1,614)

Cash flows from investing activity:
Acquisition of property and equipment	(54)	(53)

Net cash used in investing activity	(54)	(53)

Cash flows from financing activities:
Payments on short-term debt	(181)	(1,802)
Acquisition of property under capital lease	40	—
Proceeds from acquisition of short-term debt	—	362
Proceeds from acquisition of long-term debt	—	3,000
Proceeds from exercise of stock options and warrants	426	817
Principal payments on capital lease obligations	(4)	(6)

Net cash provided by financing activities	281	2,371

Effect of exchange rate changes on cash	—	—

Net increase (decrease) in cash and cash equivalents	(1,342)	704
Cash and cash equivalents at beginning of period	2,588	2,349

Cash and cash equivalents at end of period	$1,246	$3,053

See accompanying notes.

Communication Intelligence Corporation

and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except per share amounts)

1.    Interim financial statements

The financial information contained herein should be read in conjunction with the Company's audited financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2001.

The accompanying unaudited condensed consolidated financial statements of Communication Intelligence Corporation and its subsidiary (the "Company" or "CIC") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the financial statements included in this quarterly report reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of its financial position at the dates presented and the Company's results of operations and cash flows for the periods presented. The Company's interim results are not necessarily indicative of the results to be expected for the entire year.

The Company develops and markets software that can verify handwritten signatures delivered wirelessly and electronic signature and handwritten data entry software solutions aimed at emerging, large potential markets such as e-commerce, corporate security, mobile voice/Internet devices including smartphones/communicators, PDAs, webpads and the Palm OS aftermarket.

The Company's core software technologies include multilingual handwriting recognition systems (Jot(R)) and the Handwriter Recognition System, referred to as HRS(TM), electronic signature, handwritten signature verification, writing with the aid of symbols, electronic ink recording tools (InkTools(R)), Sign-it(R), iSign(TM) and Sign-On(TM), and operating systems extensions that enable pen input (PenX(TM)).

Other consumer and original equipment manufacturer ("OEM") products include electronic notetaking (QuickNotes(TM) and InkSnap(TM)) and predictive text input, (WordComplete(R)). CIC's products are designed to increase the ease of use, functionality and security of electronic devices with a primary focus on wireless internet and information devices such as smartphones, electronic organizers ("PDA's") and portable web browsers.

The Company offers a wide range of multi-platform software products that enable or enhance pen-based computing. The Company's core technologies are classified into two broad categories: "natural input technologies" and "transaction and communication enabling technologies". Natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or "stylus" as the primary input device or in conjunction with a keyboard. CIC's natural input offerings include multilingual handwriting recognition systems, software keyboards, predictive text entry, and electronic ink capture technologies. Many small handheld devices such as electronic organizers, pagers and smart cellular phones do not have a keyboard. For such devices, handwriting recognition and software keyboards offer viable solutions for performing text entry and editing. CIC's predictive text entry technology simplifies data entry even further by reducing the number of actual letters required to be entered. The Company's ink capture technologies facilitate the capture of electronic ink for notetaking, drawings or short handwritten messages. The Company's transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control, and enabling workflow automation of traditional paper form processing. CIC believes that these technologies offer more efficient methods for conducting electronic transactions and provide more functional user authentication and heightened data security. The Company's transaction and communication enabling technologies have been fundamental in its development of software for signature verification, data security, and data compression.

The Company was incorporated in Delaware in 1986 and the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations that raise a doubt about its ability to continue as a going concern. The Company is in the process of filing a registration statement with the Securities and Exchange Commission in order to obtain funding from equity financing. However, there can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company's business, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Equity Line of Credit Agreement

In July 2002, the Company negotiated a Line of Credit agreement expiring in two years with Cornell Capital Partners, LP. The Company may periodically issue and sell shares of its common stock for a total purchase price of $15 million, subject to the number of shares available for issuance and the purchase price of such shares. If the Company request an advance under the Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of the Company for 100% of the "Market Price" of its stock. Market Price is defined as the lowest volume weighted average price of the Company's common stock as reported by Bloomberg, LP, calculated over four of the five trading days after the Company request an advance. The maximum amount of each advance is equal to $1 million in any 30-day period. In addition, in no event shall the number of shares issuable to Cornell Capital Partners, LP cause Cornell to own in excess of 9.9% of the then outstanding shares of our common stock. On each advance date, the Company must pay to Cornell Capital Partners, L.P. an Advance fee equal to 6.5% of the amount of each advance. At the Company's option, Cornell Capital Partners, L.P. may withhold from the advance the fee described above. A closing will be held six (6) trading days after such written notice, at which time the Company will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person and cannot engage in sales of shares of common stock acquired under the Line of Credit. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon the Company registering the shares of common stock with the Securities and Exchange Commission.

Recent Pronouncements

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability

Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity's commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged.

2.    Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of up to 90 days to be cash equivalents.

Cash and cash equivalents consist of the following:

	September 30, 2002	December 31, 2001
Cash in bank	$1,135	$1,621
Commercial paper	—	26
Money market	111	941

	$1,246	$2,588

3.    Inventories

Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method. At September 30, 2002, inventories consisted primarily of finished goods.

4.    Short-term debt

On August 23, 2001, the Company's 90% owned Joint Venture borrowed the aggregate equivalent of $181, denominated in Chinese currency, from a Chinese bank. The loan bore interest at 5.37% per annum and was due August 23, 2002. The borrowing did not require the Joint Venture to deposit a compensating balance. In February 2002, the Joint Venture repaid $121 and in August 2002, paid the remaining equivalent of $60 denominated in Chinese currency.

5.    Related Party Transactions:

A.    Long-term debt related party

On June 19, 2001, the Company consummated a three-year $3 million financing (the "Loan") with a charitable remainder annuity trust of which a former director and officer of the Company is a trustee (the "Trust"). The proceeds of the Loan were used to refinance $1,500 of indebtedness outstanding to the Trust pursuant to a loan made by the Trust to the Company in October 1999 and for working capital purposes.

The Loan bears interest at the rate of 2% over the prime rate publicly announced by Citibank N.A. from time to time, which was 6.75% per annum at September 30, 2002, and is due June 18, 2004. The Loan may be pre-paid by the Company in whole or in part at any time without penalty, subject to the right of the Trust to convert the outstanding principal amount of the Loan into shares of common stock. Pursuant to the terms of the Loan, the Trust has the option, at any time prior to maturity, to convert all or any portion of the outstanding principal amount of the Loan into shares of common stock of the Company at a conversion price of $2.00 per share, subject to adjustment upon the occurrence of certain events. If, prior to maturity of the Loan, the Company consummates one or more financings providing $5 million or more in gross proceeds, the Company is required to apply 50% of the proceeds in excess of $5 million to the then outstanding principal amount of the Loan. The Loan is secured by a first priority security interest in and lien on all of the Company's assets as now owned or hereafter acquired by the Company.

In connection with the Loan, the Company entered into a registration rights agreement with the Trust which obligates the Company to file a registration statement with the Securities and Exchange Commission covering the sale of the shares of the Company's common stock issuable upon conversion of the Loan if it receives a demand by the holder of the Loan to do so, and to use its reasonable best efforts to cause such registration statement to become effective.

Interest paid during the nine months ended September 30, 2002 and 2001 was $160 and $137, respectively.

B.    Transactions with PenOp Ltd. ("PenOp")

During the fourth quarter of 2000, the Company engaged in a transaction with PenOp to provide nonrecurring maintenance services from pre-existing PenOp contracts in the aggregate amount of $1.5 million, of which a net amount of $877 was recorded as revenue during that quarter. At September 30, 2001, the Company recognized $325 of this contract revenue net of related expenses of $48. The Company previously entered into a separate transaction, to acquire certain intellectual property rights from PenOp.

6.    Net loss per share

The Company calculates earnings per share under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the disclosure of both basic earnings per share, which is based on the weighted average number of shares outstanding, and diluted earnings per share, which is based on the weighted average number of shares and dilutive potential shares outstanding. For the three and nine month periods ended September 30, 2002 and 2001, potential equivalent shares excluded from the calculation of diluted earnings per share, as their effect is not dilutive, include stock options of 6,688, and 7,443, respectively, of equivalent shares and warrants of 470 equivalent shares at September 30, 2001.

7.    Comprehensive income

Total comprehensive (loss) was as follows:

	Nine month Ended September 30,
	2002	2001
Net loss	$(2,429)	$(2,663)
Other comprehensive income:
Cumulative translation adjustment	4	5

Total comprehensive loss	$(2,425)	$(2,658)

8.    Segment Information

The Company identifies reportable segments by classifying revenues into two categories: handwriting recognition and system integration. Handwriting recognition software is an aggregate of three revenue categories. All handwriting recognition software is developed around the Company's core technology. System integration represents the sale and installation of third party computer equipment and systems that utilize the Company's products. All sales represent sales to external customers.

The accounting policies followed by the segments are the same as those described in the "Critical Accounting Policies." Segment data includes revenues, as well as allocated costs charged to each of the operating segments.

The table below presents information about reporting segments for the periods indicated:

	Nine month ended September 30,
	2002			2001
	Handwriting Recognition	Systems Integration	Total	Handwriting Recognition	Systems Integration	Total
Revenues	$2,016	$777	$2,793	$3,439	$997	$4,436
Loss from Operations	$(2,273)	$30	$(2,243)	$(2,368)	$(86)	$(2,454)
Significant change in Total assets from Year End	$—	$(35)	$(35)	$—	$—	$—

Independent Auditors Report

Board of Directors and Stockholders of
Communication Intelligence Corporation
Redwood Shores, California

We have audited the accompanying consolidated balance sheets of Communication Intelligence Corporation and its subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity (deficit), cash flows and financial statement schedule for each of the three years in the period ended December 31, 2001, as listed in the index appearing under Item 14(a)(1) and (2) of this Annual Report on Form 10-K. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements and financial statements schedule listed in the index appearing under Item 14(a)(1) and (2) of this Annual Report on Form 10-K present fairly, in all material respects, the financial position of Communication Intelligence Corporation and its subsidiaries ("the Company") as of December 31, 2001, and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

STONEFIELD JOSEPHSON INC.
Certified Public Accountants

San Francisco, California
February 18, 2002

Communication Intelligence Corporation

Consolidated Balance Sheets

(In thousands, except par value amounts)

	December 31,
	2001	2000
Assets
Current assets:
Cash and cash equivalents	$2,588	$2,349
Accounts receivable, including $350 from M10 (Previously PenOp) at December 31, 2000 net of allowances of $278 and $118 at December 31, 2001 and 2000, respectively	1,043	1,760
Inventories	129	171
Prepaid expenses and other current assets	139	270

Total current assets	3,899	4,550
Note receivable from officer	—	46
Property and equipment, net	161	262
Patents and trademarks	5,799	6,234
Other assets	213	210

Total assets	$10,072	$11,302

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$206	$679
Short-term debt	181	120
Accrued compensation	208	263
Other accrued liabilities	199	318
Deferred revenue	88	61

Total current liabilities	882	1,441
Long-term debt—related party	3,000	1,427
Minority interest	130	127
Commitments
Stockholders' equity:
Common stock, $.01 par value; 125,000 shares authorized; 90,912 and 89,668 shares issued and outstanding at December 31, 2001 and 2000, respectively	909	897
Additional paid-in capital	81,605	80,656
Accumulated deficit	(76,258)	(73,043)
Accumulated other comprehensive loss	(196)	(203)

Total stockholders' equity	6,060	8,307

Total liabilities and stockholders' equity	$10,072	$11,302

See accompanying Notes to Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years ended December 31,
	2001	2000	1999
Revenues:
Online	$913	$1,198	$1,675
Corporate	2,958	3,326	3,223
Nonrecurring maintenance fees—M10 (Previously PenOp)	352	877	—
China	1,724	1,911	1,620

	5,947	7,312	6,518

Operating costs and expenses:
Cost of sales:
Online	805	1,087	1,832
Corporate	290	416	325
China	1,145	1,393	1,160
Research and development	1,808	1,603	1,363
Sales and marketing	2,054	2,239	1,877
General and administrative	2,791	2,181	1,683

	8,893	8,919	8,240

Loss from operations	(2,946)	(1,607)	(1,722)
Interest income and other income (expense), net	16	76	55
Interest expense	(282)	(266)	(73)
Minority interest	(3)	(2)	—

Net loss	$(3,215)	$(1,799)	$(1,740)

Basic and diluted loss per share	$(0.04)	$(0.02)	$(0.02)

Weighted average shares	90,571	85,324	79,625

See accompanying Notes to Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

(In thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive Loss	Total
Balances as of December 31, 1998	$785	$70,205	$(69,504)	$(154)	$1,332
Issuance of 300 warrants in connection with Long-term debt	—	179	—	—	179
Exercise of options for 3,421 shares of Common Stock	34	1,802	—	—	1,836
Exercise of 329 warrants for 329 shares of Common Stock	3	797	—	—	800
Foreign currency translation adjustment	—	—		(58)	(58)
Net loss	—	—	(1,740)	—	(1,740)

Balances as of December 31, 1999	$822	$72,983	$(71,244)	$(212)	$2,349

Exercise of 2,352 options for 2,352 shares of Common Stock	$24	$1,559	$—	$—	$1,583
Exercise of 406 warrants for 361 shares of Common Stock	4	433	—	—	437
Issuance of 4,700 shares of Common Stock in exchange for intellectual property of PenOp Ltd.	47	5,681	—	—	5,728
Foreign currency translation adjustment	—	—	—	9	9
Net loss	—	—	(1,799)		(1,799)

Balances as of December 31, 2000	$897	$80,656	$(73,043)	$(203)	$8,307

Exercise of options for 1,176 shares of Common Stock	$11	$892	$—	$—	$903
Issuance of 68 shares of Common Stock in exchange for services	1	57	—	—	58
Foreign currency translation adjustment	—	—	—	7	7
Net loss			(3,215)		(3,215)

Balances as of December 31, 2001	$909	$81,605	$(76,258)	$(196)	$6,060

See accompanying Notes to Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Years ended December 31,
	2001	2000	1999
Cash flows from operating activities
Net loss	$(3,215)	$(1,799)	$(1,740)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	687	328	334
Equity securities issued for services	58	—	—
Non-cash compensation	46	89	—
(Gain) loss on disposal of property and equipment	—	—	(1)
Changes in operating assets and liabilities
Accounts receivable, net	717	(185)	(429)
Inventories	42	(90)	(7)
Prepaid expenses and other current assets	135	(95)	(72)
Other assets	(14)	48	(49)
Accounts payable	(469)	390	(184)
Accrued compensation	(55)	(3)	38
Other accrued liabilities	(117)	(176)	70
Deferred revenue	26	26	(616)

Net cash used in operating activities	(2,159)	(1,467)	(2,656)

Cash flows from investing activities
Acquisition of property and equipment	(58)	(636)	(78)
Acquisition of property through capital leases	—	2	17

Net cash used in investing activities	(58)	(634)	(61)

Cash flows from financing activities
Proceeds from issuance of short-term debt	181	120	96
Proceeds from issuance of long-term debt—related party	3,000	—	1,500
Restricted cash related to short-term debt	—	—	250
Principal payments on short-term debt	(120)	(60)	(181)
Principal payments on short-term debt	(1,500)	—	—
Principal payments on capital lease obligations	(8)	(4)	(5)
Proceeds from exercise of warrants	—	437	800
Proceeds from exercise of stock options	903	1,583	1,836

Net cash provided by (used in) financing activities	2,456	2,076	4,296

Effect of exchange rate changes on cash	—	—	—
Net increase (decrease) in cash and cash equivalents	239	(25)	1,579
Cash and cash equivalents at beginning of year	2,349	2,374	795

Cash and cash equivalents at end of year	$2,588	$2,349	$2,374

See accompanying Notes to Consolidated Financial Statements

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies

The Company

        Communication Intelligence Corporation (the "Company" or "CIC") develops and markets natural input and biometric electronic signature solutions aimed at the emerging markets such as, e-commerce, wireless Internet/information devices, and corporate security. These emerging markets for CIC's products include all areas of personal computing, as well as electronic commerce and communications.

        The Company's research and development activities have given rise to numerous technologies and products. The Company's core technologies are classified into two broad categories: "natural input technologies" and "transaction and communication enabling technologies." CIC's natural input technologies are designed to allow users to interact with a computer or handheld device through the use of an electronic pen or "stylus." Such products include the Company's multi-lingual Handwriter® Recognition System, and its Handwriter® for Windows® family of desktop computing products. CIC's transaction and communication enabling technologies provide a means for protecting electronic transactions and discretionary communications. CIC has developed products for dynamic signature verification, electronic ink data compression and encryption and a suite of development tools and applications which the Company believes could increase the functionality of its core products and facilitate their integration into original equipment manufacturers' ("OEM") hardware products and computer systems and networks.

        Through its 90% owned joint venture in China (the "Joint Venture"), the Company provides system integration services and markets its pen-based business computer systems to Chinese businesses, government users and other joint ventures.

        For the five-year period ended December 31, 2001, the Company incurred aggregate losses of $27.3 and, at December 31, 2001, the Company's accumulated deficit was approximately $76.3. The Company has primarily funded these losses through the sale of debt and equity securities.

        As of December 31, 2001, the Company's principal source of liquidity was its cash and cash equivalents of $2,588. Although there can be no assurance, the Company believes that its current resources, together with expected revenues, will provide sufficient funds for planned operations for at least the next twelve months. However, if the Company is unable to generate adequate cash flow from sales, or if expenditures required to achieve the Company's plans are greater than expected, the Company may need to obtain additional funds or reduce discretionary spending. Management believes that it will be able to reduce discretionary spending if required.

Basis of Consolidation

        The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles, and include the accounts of CIC and its 90% owned Joint Venture in the People's Republic of China. All inter-company accounts and transactions have been eliminated. All amounts shown in the accompanying financial statement are in thousands of dollars except per share amounts.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassification

        The revenues have been reclassified to conform with the current year presentation.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, restricted cash, and short-term debt, approximate fair value due to their short maturities.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturity at the date of purchase of three months or less to be cash equivalents.

        Short-term investments are classified as "available-for-sale." For all periods presented, cost of investments approximated fair market value. The cost of securities sold is based on the specific identification method. The Company had no short-term investments as of December 31, 2001 or 2000.

        The Company's cash and cash equivalents, at December 31, consisted of the following:

	2001	2000
Cash in bank	$1,621	$1,332
Commercial paper	26	687
Money markets	941	330

Cash and cash equivalents	$2,588	$2,349

Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, short-term investments and accounts receivable. The Company maintains its cash, cash equivalents and short-term investments with various financial institutions. This diversification of risk is consistent with Company policy to maintain liquidity, and mitigate against risk of loss as to principal. Although such amounts may exceed the F.D.I.C. limits, the Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to cash and cash equivalents.

        At December 31, 2001, the Joint Venture had approximately $802 in cash accounts held by a financial institution in the People's Republic of China. The Joint Venture deposits are not covered by any federal deposit insurance program that is comparable to the programs applicable to U.S. deposits.

        To date, accounts receivable have been derived principally from revenues earned from end users, manufacturers, retailers and distributors of computer products in North America, Europe and the Pacific Rim. The Company performs periodic credit evaluations of its customers, and does not require collateral. The Company maintains reserves for potential credit losses; historically, such losses have been insignificant and within management's expectations.

        Six customers accounted for approximately 62% of gross accounts receivable at December 31, 2001. Eleven customers accounted for approximately 72% of gross accounts receivable at December 31, 2000.

Inventories

        Inventories are stated at the lower of cost or market, cost being determined using the first-in first-out ("FIFO") method. Cost principally includes direct materials. At December 31, 2001 and 2000, inventories consisted of finished goods.

Property and Equipment, Net

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized over their estimated useful lives, not to exceed the term of the related lease. The cost of additions and improvements is capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation expense was $140, $166 and $190 for the year ended December 31, 2001, 2000 and 1999, respectively.

        Property and equipment, net at December 31, consists of the following:

	2001	2000
Machinery and equipment	$1,224	$1,191
Office furniture and fixtures	448	448
Leasehold improvements	84	84
Purchased software	206	174

	1,962	1,897
Less accumulated depreciation and amortization	(1,801)	(1,635)

	$161	$262

        Included in property and equipment as of December 31, 2001, and 2000 is $42 and $42, respectively, of assets acquired under capital leases. Accumulated depreciation on such assets totaled $38 and $32 at December 31, 2001 and 2000, respectively.

Patents

        On October 6, 2000, a wholly-owned subsidiary of the Company, acquired certain assets of PenOp Limited ("PenOp") and its subsidiary PenOp Inc. pursuant to an asset purchase agreement dated as of September 29, 2000. Patents are stated at cost less accumulated amortization which in Management's opinion is less than fair value. Amortization is computed using the straight-line method over the estimated lives of the related assets, ranging from five to seventeen years. Amortization expense was $436, $43 and $15 for the years ended December 31, 2001, 2000 and 1999, respectively.

        Patents, net at December 31, consists of the following:

	Expiration	Life	2001	2000
Patent	Various	5	$9	$9
Patent	Various	7	476	476
Patent	2013	13	93	93
Patent	2014	14	187	187
Patent	2015	15	373	373
Patent	2017	17	5,607	5,607

			6745	6,745
Less accumulated amortization			(946)	(511)

			$5,799	$6,234

Long-Lived Assets

        The Company evaluates the recoverability of its long-lived assets whenever circumstances or events indicate such assets might be impaired. The Company would recognize an impairment reserve in the event the net book value of such assets exceeded the future undiscounted cash flows attributable to such assets. No such reserves have been recorded in the three years ended December 31, 2001.

Software Development Costs

        The Company capitalizes software development costs upon the establishment of technological feasibility, subject to net realizable value considerations. Capitalization commences upon the completion of a working model and ends on general product release. As of December 31, 2001 and 2000, such costs were insignificant and are included as a component of "other assets" in the accompanying consolidated balance sheets. Amortization expense related to capitalized software development costs in 2001, 2000 and 1999 amounted to $12, $12 and $1, respectively.

Stock-Based Compensation

        Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has elected to continue to use the intrinsic value based method of Accounting Principles Board Opinion No. 25, as allowed under SFAS 123, to account for its employee stock-based compensation plans. The Company complies with the disclosure provisions of SFAS 123.

Revenue Recognition

        In October 1997, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), which the Company has adopted for transactions entered into during the fiscal year beginning January 1, 1998. SOP 97-2 provides guidance for recognizing revenue on software transactions and supersedes Statement of Position No. 91-1, "Software Revenue Recognition." In March 1998, the AICPA issued Statement of Position No. 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4"). SOP 98-4 defers, for one year, the application of certain passages in SOP 97-2 which limit what is considered vendor-specific objective evidence ("VSOE") necessary to recognize revenue for software licenses in multiple-element arrangements when undelivered elements exist. In

December 1998, the AICPA issued Statement of Position No. 98-9 ("SOP 98-9") Modifications of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretative guidance. SOP 98-9 is effective for fiscal years beginning after March 15, 2000. The Company also follows the interpretive guidance of SAB 101 issued by The Securities and Exchange Commission and EITF issue 00-21 of the AICPA Emerging Issues Task Force.

Online Revenue

        Revenue from retail product sales is recognized upon sell through, while revenue from other product sales is recognized upon shipment provided that no significant obligations remain and the collection of the resulting receivable is probable. The Company provides for estimated sales returns at the time of shipment.

Corporate Revenue

        License revenues are recognized when the software has been delivered and when all significant obligations have been met. Royalty revenues are recognized as products are licensed/sold by licensees. Deferred revenue in the accompanying balance sheets reflects service contract fees received from the Company's licensees in advance of revenue being earned.

        Development contracts revenue is generated primarily from non-recurring engineering activities and research grants from licensees and government agencies. Revenue is recognized in accordance with the terms of the grants and agreements, generally when collection is probable and related costs have been incurred.

China Joint Venture Revenue

        Revenue from system integration activities and product sales are recognized upon shipment provided that no significant obligations remain and the collection of the resulting receivable is probable.

        Three customers accounted for 13%, 9% and 7%, respectively, of revenues in 2001. Three customers accounted for 16%, 6% and 5%, respectively, of revenues in 2000. One customer accounted for 27% of revenues in 1999. No other customers accounted for greater than 10% of revenues in 2001, 2000 and 1999.

Research and Development

        Research and development costs are charged to expense as incurred.

Advertising

        The Company expenses advertising costs as incurred. Advertising expense for the year ended December 31, 2001, 2000, and 1999 was $203, $399 and $140, respectively.

Net Loss Per Share

        The Company calculates earnings per share under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the disclosure of both basic earnings per share, which is based on the weighted average number of shares outstanding, and diluted earnings per share, which is based on the weighted average number of shares and dilutive potential shares outstanding. For the year ended December 31, 2001, 2000 and 1999 potential equivalent shares excluded from the calculation of diluted earnings per share, as their effect is not dilutive, include stock options of 7,027, 8,145 and 9,956 of equivalent shares and warrants of 237, 237 and 876 equivalent shares, respectively.

Foreign Currency Translation

        The Company considers the functional currency of the Chinese Joint Venture to be the local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of "accumulated other comprehensive loss" in the accompanying consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at the end-of-period exchange rates except for non-monetary assets and liabilities, which are translated at historical exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each period except for those expenses related to balance sheet amounts which are translated at historical exchange rates.

        Net foreign currency transaction gains and losses are included in "interest income and other income (expense), net" in the accompanying consolidated statements of operations. The Company recorded a net foreign currency transaction gain of $59 for the year ended December 31, 1999. Foreign currency transaction gains in 2001 and 2000 were insignificant.

Income Taxes

        Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts and for tax loss and credit carryforwards. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the asset will not be realized.

Acquisition of Assets From PenOp

        On October 6, 2000, a wholly-owned subsidiary of the Company, (the "Buyer"), acquired certain assets of PenOp Limited ("PenOp") and its subsidiary PenOp Inc., (collectively, the "Sellers") pursuant to an asset purchase agreement dated as of September 29, 2000, by and among Buyer and the Sellers for 4.7 million shares of common stock of the Company (the "Acquisition"). Out of the 4.7 million shares issued to Sellers in connection with the Acquisition, approximately 940,000 shares are being held in escrow to cover indemnification of Buyer. The Company ascribed a value of $5,728 to the assets which will be charged to income over the estimated lives of the assets, five to seventeen years.

        Pursuant to the asset purchase agreement, the Company agreed to use reasonable efforts to file a Registration Statement under the Securities Act of 1933, as amended (the "Act"), covering the sale of the Transaction Shares no later than thirty (30) days from closing and to use reasonable efforts to have the Registration Statement declared effective as soon as practicable thereafter. The registration statement was declared effective on November 22, 2000.

        Subsequent to the closing, an officer and Chairman of the Board of the Company at that time, and his designees, purchased in a private transaction an aggregate of 1,713,728 shares of common stock received by Sellers in connection with the Acquisition for $3.3 million.

New Accounting Pronouncements

        In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") No. 16 and requires that business combinations entered into after June 20, 2001 be accounted for as using the purchase method, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for business combinations initiated after June 30, 2001 and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The Company believes that adoption of FASB No. 141 will not have a material impact on its current financial position or results of operations.

        In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement and amortization of intangible assets acquired individually or in a group of other assets (not acquired in a business combination) and addresses the amortization provisions for excess cost over fair value of net assets or intangibles assets acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001 for any intangibles acquired in a business combination initiated after June 30, 2001. The Company is evaluating the effect, if any, on its financial position and results of operations arising from the issuance of SFAS No. 142, "Goodwill and Other Intangibles."

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. SFAS No. 144 also focuses on reporting the effects of a disposal of a segment of a business. Statement SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not expect SFAS No. 144 will have a material impact on the Company's financial position or results of operations at this time.

New Accounting Pronouncements

        In January 2001, the Financial Accounting Standards Board's Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-27 effective for convertible debt instruments issued after November 16, 2000. This pronouncement requires the use of the intrinsic value method for recognition of the detachable and imbedded equity features included with indebtedness, and requires amortization of the amount associated with the convertibility feature over the life of the debt instrument rather than the period for which the instrument first became convertible. The Company does not expect EITF Issue No. 00-27 will have a material impact on the Company's financial position or results of operations at this time.

2. Chinese Joint Venture

        The Company currently owns 90% of a joint venture with the Information Industry Bureau of the Jiangsu Province, a provincial agency of the People's Republic of China (the "Agency"). In June 1998, the registered capital of the Joint Venture was reduced from $10,000 to $2,550. As of December 31, 2001, the Company had contributed an aggregate of $1,800 in cash to the Joint Venture and provided it with non-exclusive licenses to technologies and certain distribution rights and the Agency had contributed certain land use rights. Following the reduction in registered capital of the Joint Venture, neither the Company nor the Agency are required to make further contributions to the Joint Venture. Prior to the reduction in the amount of registered capital, the Joint Venture was subject to the annual licensing requirements of the Chinese government. Concurrent with the reduction in registered capital, the Joint Venture's business license has been renewed through October 18, 2043.

3. Comprehensive Income

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). The Company adopted SFAS 130 effective January 1, 1998. SFAS 130 requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items as other comprehensive earnings by their nature in an annual financial statement. For example, other comprehensive earnings may include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on marketable securities classified as available-for-sale. Annual financial statements for prior periods have been reclassified, as required.

        The accumulated other comprehensive loss at December 31, 2001 and 2000 consisted of cumulative foreign currency translation adjustments.

4. Short-term Debt

        On August 23, 2001, the Company's 90% owned Joint Venture borrowed the aggregate equivalent of $181, denominated in Chinese currency, from a Chinese bank. The loan bears interest at 5.37% per annum and is due August 23, 2002. The borrowing did not require the Joint Venture to deposit a compensating balance.

        On September 1, and September 19, 2000, respectively, the Company's 90% owned Joint Venture borrowed, in two transactions, the aggregate equivalent of $121, denominated in Chinese currency, from a Chinese bank. The loans bear interest at 5.12%. The borrowings did not require a compensating balance. The loans were paid in March 2001.

        Interest expense for the years ending December 31, 2001, 2000, and 1999 was $281, $266, and $53, respectively. Interest expense associated with related party debt was $274, $258 and $53 for the years ended December 31, 2001, 2000 and 1999, respectively.

5. Related Party Transactions

        In April 1994, the Company loaned $210 to the Company's then Chief Executive Officer in exchange for a note, secured by shares of the Company's Common Stock, bearing interest at the lesser of the highest marginal rate per annum applicable to the Company's borrowings or the highest rate allowable by law (10% per annum at December 31, 1997). On August 14, 1998, the Company entered into an employment agreement (the "Employment Agreement") with the aforementioned former officer. Under the Employment Agreement, the former officer provided consulting services to the Company through December 15, 2001. In exchange for these services, $110 of the note receivable from the officer was forgiven on a monthly basis over the period commencing August 15, 1998 and ending December 15, 2001. Per the terms of the employment agreement, the remaining $100 of the note receivable from the officer was forgiven on December 15, 2001.

        On June 16, 1999, the Company obtained a bridge loan (the "Bridge Loan") in the amount of $500 from a charitable remainder annuity trust, a trustee of which was then a director and officer of the Company. The Bridge Loan was increased by $150 and $100 in August and September 1999, respectively. Amounts outstanding under the Bridge Loan bore interest at the prime rate plus 2%. The loan was secured by the Company's cash, accounts receivable and other receivables as then owned or thereafter acquired by the Company. The Bridge Loan plus accrued interest was due December 31, 1999. In October 1999, the Bridge Loan was converted to long-term debt as discussed below.

        On October 20, 1999, the Company entered into a loan agreement with the same charitable remainder annuity trust, whereby the then existing Bridge Loan of $750 was converted into a long term loan in the amount of $1,500 (the "1999 Loan"). The 1999 Loan is secured by a first priority security interest in all of the Company's assets as now owned or hereafter acquired by the Company. The 1999 Loan bore interest at the rate of 2% over the prime rate as published by Citibank from time to time. The note had a due date of January 31, 2002. In connection with the 1999 Loan the Company issued to the charitable remainder annuity trust warrants to purchase 300 shares of the Company's common stock. The warrants had an exercise price of $1.09 per share. The Company ascribed a value of $179 to these warrants, which was amortized to the Company's results of operations over the life of the debt. The fair value ascribed to the warrants was estimated on the date of issuance using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 5.50%; expected life of 2 years; expected volatility of 99%; and expected dividend yield of 0%. On January 20, 2000, the charitable remainder trust exercised all 300 warrants issued in connection with the $1,500 long-term debt. The warrants were exercised under the cashless exercise provision in the warrant agreement. The Company issued 255 shares of common stock in exchange for the 300 warrants. The 1999 Loan was paid off June 19, 2001 as discussed below.

        On June 19, 2001, the Company consummated a three-year $3 million financing (the "Loan") with the charitable remainder annuity trust, a trustee of which was then a director and officer of the Company (the "Trust"). The proceeds of the Loan were used to refinance $1,500 of indebtedness outstanding to the Trust pursuant to a loan made by the Trust to the Company in October 1999 and for working capital purposes. The Loan is secured by a first priority security interest in all of the Company's assets as now owned or hereafter acquired by the Company. The Loan bears interest at the rate of 2% over the prime rate publicly announced by Citibank N. A. from time to time, which was 8.00% per annum at September 30, 2001, and is due June 18, 2004. The Loan may be pre-paid by the Company in whole or in part at any time without penalty, subject to the right of the Trust to convert the outstanding principal amount of the Loan into shares of common stock. Pursuant to the terms of the Loan, the Trust has the option, at any time prior to maturity, to convert all or any portion of the outstanding principal amount of the Loan into shares of common stock of the Company at a conversion price of $2.00 per share, subject to adjustment upon the occurrence of certain events. If, prior to maturity of the Loan, the Company consummates one or more financings providing $5 million or more in gross proceeds, the Company is required to apply 50% of the proceeds in excess of $5 million to the then outstanding principal amount of the Loan.

        In connection with the Loan, the Company entered into a registration rights agreement with the Trust which obligates the Company to file a registration statement with the Securities and Exchange Commission covering the sale of the shares of the Company's common stock issuable upon conversion of the Loan if it receives a demand by the holder of the Loan to do so, and to use its reasonable best efforts to cause such registration statement to become effective.

        In 2001, 2000, and 1999, $150 in consulting fees, including office expenses, were paid to a party who, at that time, was a director of the Company.

        During the fourth quarter of 2000 the Company engaged in a transaction with PenOp (See Note 1) to provide nonrecurring maintenance services from pre-existing PenOp contracts in the aggregate amount of $1.5 million. The Company recorded $877 and $352 in nonrecurring maintenance services during the fourth quarter of 2000 and the first quarter of 2001, respectively, (net). The Company previously entered into a separate transaction, to acquire the intellectual property rights from PenOp.

        Subsequent to the closing of the Acquisition (See Note 1), an officer and Chairman of the Board of the Company at that time, and his designees, purchased in a private transaction an aggregate of 1,713,728 shares of common stock received by Sellers in connection with the Acquisition for $3.3 million.

6. Stockholders' Equity

Common Stock Options

        The Company adopted two stock option plans in 1991 (the 1991 Stock Option Plan and the 1991 Non-discretionary Plan, collectively, the "1991 Plans"). Incentive and non-qualified options under the 1991 Plans may be granted to employees, officers, and consultants of the Company. As amended, there are 2,050 shares of Common Stock authorized for issuance under the 1991 Plans. At December 31, 2001, 63 options are available for grant. In late 1994 the Company adopted the 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan allows directors, officers and employees to be eligible for grants of incentive and non-qualified stock options. In May 1997, the stockholders approved an increase of 1,000 shares to the number of shares authorized for issuance under the 1994 Plan. Accordingly, a total of 6,000 shares of Common Stock are authorized for issuance under the 1994 Plan. The exercise prices of options under the 1994 Plan are determined by a committee of the Board of Directors, but, in the case of an incentive stock option, the exercise price may not be less than 100% of the fair market value of the underlying Common Stock on the date of grant. Non-qualified options may not have an exercise price of less than 85% of the fair market value of the underlying Common Stock on the date of grant. Options under the 1994 Plan generally vest over four years. For those options which vest over four years, 20% of the total options granted vest on the first anniversary of the date of grant, and an additional 20%, 20%, and 40% of the total options granted vest on the second, third, and fourth anniversaries of the date of grant, respectively. Options under the 1994 Plan are generally exercisable over a period not to exceed seven years. At December 31, 2001, there were 433 options available for grant under the 1994 Plan.

        In December 1994, for services rendered options to purchase 180 shares of Common Stock at $0.50 per share were granted to three directors of the Company under non-plan option agreements. In addition, a non-plan option to purchase 100 shares of Common Stock at $0.50 per share was granted on December 28, 1994 to a newly elected director. The newly elected director also received an option, vesting one year from date of grant, to purchase 50 shares of Common Stock at an exercise price of $0.50 per share pursuant to the Company's 1991 Non-discretionary Plan. The non-plan options generally vest over four years. For those non-plan options which vest over four years, 20% of the total non-plan options granted vest on the first anniversary of the date of grant and an additional 20%, 20%, and 40% of the total non-plan options granted vest on the second, third, and fourth anniversaries of the date of grant, respectively. Non-plan options are generally exercisable over a period not to exceed seven years. As of December 31, 2001, 3,585 non-plan options were outstanding with a weighted average exercise price of $0.88 per share. Of such non-plan options, 3,167 were exercisable at December 31, 2001 with a weighted average exercise price of $0.89 per share.

        In June 1999, the Company adopted and the shareholders approved a stock option plan (the "1999 Plan"). Incentive and non-qualified options under the 1999 Plan may be granted to employees, officers, and consultants of the Company. There are 2,000 shares of Common Stock authorized for issuance under the 1999 Plan. The options have a ten year life and generally vest quarterly over three years. At December 31, 2001, there were 1,035 shares available for future grants.

Common Stock Options

        Information with respect to the Company's 1991 Plans the 1994 Plan and the 1999 Plan is summarized below:

	Year Ended December 31,
	2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	3,257	$1.54	3,544	$1.02
Granted	1,367	$1.21	947	$3.19
Exercised	(384)	$0.90	(757)	$0.85
Forfeited	(798)	$1.53	(477)	$2.07

Outstanding at period end	3,442	$1.48	3,257	$1.54

Options exercisable at period end	2,208	$1.35	1,150	$1.27

Weighted average grant-date fair value of options granted during the period	$0.98		$1.54

The following table summarizes information about stock options outstanding under the 1991 Plans, the 1994 Plan and the 1999 Plan at December 31, 2001:

Range of Exercise Prices	Options Outstanding	Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.00 — $0.50	24	3.8	$0.47
$0.51 — $2.00	2,812	6.2	$1.11
$2.01 — $2.99	58	7.8	$2.32
$3.00 — $7.50	548	8.3	$3.35

	3,442

Common Stock Options

        The following table summarizes information about stock options exercisable under the 1991 Plans, the 1994 Plan and the 1999 Plan at December 31, 2001:

Range of Exercise Prices	Options Exercisable	Weighted Average Exercise Price
$0.00 — $0.50	12	$0.47
$0.51 — $2.00	1,862	$1.03
$2.01 — $2.99	56	$2.30
$3.00 — $7.50	278	$3.35

	2,208

        Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has elected to continue to use the intrinsic value based method of Accounting Principles Board Opinion No. 25, as allowed under SFAS 123, to account for its employee stock-based compensation plans. The Company complies with the disclosure provisions of SFAS 123.

        Had compensation cost for the Company's option plans been determined based on the fair value of the options at the date of grant, as prescribed by SFAS 123, the Company's net loss available to common stockholders and basic and diluted net loss per share available to stockholders would have been as follows for the year ended December 31:

	2001	2000	1999
Net loss available to stockholders:
As reported	$(3,215)	$(1,799)	$(1,740)
Pro forma	$(4,743)	$(3,937)	$(3,316)
Basic and diluted net loss per share available to stockholders:
As reported	$(0.04)	$(0.02)	$(0.02)
Pro forma	$(0.05)	$(0.05)	$(0.04)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the applicable periods: risk-free interest rate of 4.1% for 2001, 4.7% for 2000, and 5.4% for 1999, an expected life of

6 years for 2001, 3.5 years for 2000, and 4 years for 1999, respectively; expected volatility of 100% all periods and dividend yield of 0% for all periods.

        The Company expects to make additional option grants each year. The Company believes the above pro forma disclosures are not representative of the pro forma effects on reported results of operations to be expected in future periods.

Warrants

        On March 28, 1997, and effective as of December 31, 1996, holders constituting 100% of the then issued and outstanding shares of Series A Preferred Stock executed a waiver to certain provisions of the registration rights agreement (the "Agreement") entered into in connection with the December Private Placement. Under the waiver, these holders irrevocably waived any redemption obligation of the Company with respect to its Series A Preferred Stock in exchange for the issuance to the holders of warrants to purchase the 300 shares of the Company's Common Stock, allocated amongst the holders on a pro-rata basis. The warrants expire five years from the date of issuance and have an exercise price of $2.00 per share, subject to adjustment for anti-dilution. The Company has ascribed a value of $484 to these warrants, which was recorded as an expense in the Company's statement of operations during the first quarter of 1997. The fair value ascribed to the warrants was estimated on the date of issuance using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 6.60%; expected life of 5 years; expected volatility of 104%; and expected dividend yield of 0%.

        On October 20, 1999, in connection with the 1999 Loan (as defined below in Note 6) the Company issued to a charitable remainder annuity trust warrants to purchase 300 shares of the Company's common stock. The warrants expire two years from the effective date of issuance and have an exercise price of $1.09 per share. The Company ascribed a value of $179 to these warrants, which were amortized to the Company's results of operations over the life of the warrant. The fair value ascribed to the warrants was estimated on the date of issuance using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 5.50%; expected life of 2 years; expected volatility of 99%; and expected dividend yield of 0%.

        Warrants to purchase a total of 237 shares of Common Stock were outstanding as of December 31, 2001, and have a weighted average remaining contractual life of 3 months and a weighted average exercise price of $2.00 per share.

        As of December 31, 2001, 7,264 shares of Common Stock were reserved for issuance upon exercise of outstanding options and warrants.

7. Commitments

Operating Lease Commitments

        The Company currently leases its principal facilities (the "Principal Offices) in Redwood Shores, California, pursuant to a sublease that expires in 2006. In addition, the Company subleased to third parties certain space adjacent to the Principal Offices through August 2001. The Joint Venture leases approximately 1,000 square feet in Nanjing, China. In addition to monthly rent, the U.S. facilities are subject to additional rental payments for utilities and other costs above the base amount. Facilities rent expense was approximately $443, $390, and $376 in 2001, 2000, and 1999, respectively. Sublease income was approximately $35, $104, and $209 for the years ended December 31, 2001, 2000, and 1999, respectively.

        Future minimum lease payments under noncancelable operating leases are approximately, $397,$408,$419, $430, and $407 for the years ending December 31, 2002, 2003, 2004, 2005 and 2006, respectively. The Company's rent expense was reduced by approximately $35 in 2001 in connection with the subleases described above. Future minimum payments required under capital leases, which expire in 2002, were insignificant at December 31, 2001.

8. Income Taxes

        As of December 31, 2001, the Company had federal net operating loss carryforwards available to reduce taxable income through 2012 of approximately $53,179. The Company also had federal research and investment tax credit carryforwards of approximately $315 which expire at various dates through 2010.

        Deferred tax assets and liabilities at December 31, consist of the following:

	2001	2000
Deferred tax assets:
Net operating loss carryforwards	$21,272	$20,192
Credit carryforwards	315	315
Deferred income	13	13
Other, net	775	782

Total deferred tax assets	22,375	21,602

Valuation allowance	(22,375)	(21,602)

Net deferred tax assets	$—	$—

        A full valuation allowance has been established for the Company's net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

        Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses and tax credit carryforwards may be impaired or limited in certain circumstances. These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three year period. During 1997, the Company experienced stock ownership changes which could limit the utilization of its net operating loss and research and investment tax credit carryforwards in future periods.

9. Segment Information

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of An Enterprise and Related Information" ("SFAS 131"). SFAS 131 revises information regarding the reporting of operating segments and was required to be adopted in periods beginning after December 15, 1997. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company adopted SFAS 131 for the year ended December 31, 1998 and the Company's information has been stratified into two Segments—Handwriting recognition software and Systems integration.

        The accounting policies followed by the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes revenues, as well as allocated corporate-headquarters costs charged to each of the operating segments.

        The Company identifies reportable segments by classifying revenues into two categories Handwriting recognition and system integration. Handwriting recognition software is an aggregate of three revenue categories, OEM, Enterprise and Online sales. All Handwriting recognition software is developed around the Company's core technology. System integration represents the sale and installation of third party computer equipment and systems that utilize the Company's products. All sales above represent sales to external customers.

        The table below presents information about reporting segments for the years ended December 31:

	Handwriting Recognition	Systems Integration	Total
2001 Revenues	$4,546	$1,401	$5,947
Loss from Operations	$(2,842)	$(104)	$(2,946)
Total assets	$8,662	$1,410	$10,072
Depreciation and amortization	$662	$25	$687
2000 Revenues	$5,401	$1,911	$7,312
Loss from Operations	$(1,594)	$(13)	$(1,607)
Total assets	$9,896	$1,405	11,301
Depreciation and amortization	$310	$18	$328
1999 Revenues	$4,898	$1,620	$6,518
Loss from Operations	$(1,078)	$(44)	$(1,722)
Total assets	$3,523	$1,440	$4,963
Depreciation and amortization	$289	$45	$334

        The following table represents revenues and long-lived asset information by geographic location for the period ended December 31:

	Revenues			Long Lived Assets
	2001	2000	1999	2001	2000	1999
U.S.	$4,223	$5,401	$4,898	$5,916	$6,430	$261
China	1,724	1,911	1,620	44	66	83

Total	$5,947	$7,312	$6,518	$5,960	$6,496	$344

        The Company's export sales from U.S. operations were 16%, 36%, and 16%, of total revenues in 2001, 2000, and 1999, respectively.

10. Statement of Cash Flows Data

	December 31,
	2001	2000	1999
Schedule of non-cash transactions:
Non-cash compensation	$46	$89	$—
Equity securities issued for services	$58	$—	$—
Intellectual property acquired in exchange for 4,700 shares of the Company's common stock	$—	$5,728	$—
Fair market value of warrants in connection with long-term debt—related party	$—	$—	$176

Supplemental disclosure of cash flow information:

        Interest paid in 2001, 2000, and 1999 was $196, $187, and $4, respectively.

11. Employee Benefit Plans

        The Company sponsors a 401(k) defined contribution plan covering all employees meeting certain eligibility requirements. Contributions made by the Company are determined annually by the Board of Directors. To date, the Company has made no contributions to this plan.

12. Quarterly information (Unaudited)

        The summarized quarterly financial data presented below, in the opinion of Management, reflects all adjustments which are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2001 Unaudited
Net Sales	$1,618	$1,903	$915	$1,511	$5,947
Gross profit	$996	$1,201	$459	$1,051	$3,707
Income (loss) before income taxes, and minority interest	$(741)	$(691)	$(1,228)	$(552)	$(3,212)
Net income (loss)	$(741)	$(693)	$(1,229)	$(552)	$(3,215)
Basic and diluted income (loss) per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.04)
2000 Unaudited
Net Sales	$1,377	$1,250	$2,346	$2,339	$7,312
Gross profit	$648	$442	$1,649	$1,677	$4,416
Income (loss) before income taxes, and minority interest	$(889)	$(1,127)	$107	$112	$(1,797)
Net income (loss)	$(888)	$(1,127)	$106	$110	$(1,799)
Basic and diluted income (loss) per share	$(0.01)	$(0.01)	$(0.00)	$(0.00)	$(0.02)
1999 Unaudited
Net Sales	$1,247	$1,436	$1,966	$1,869	$6,518
Gross profit	$617	$903	$831	$850	$3,201
Income (loss) before income taxes, and minority interest	$(448)	$(380)	$(430)	$(482)	$(1,740)
Net income (loss)	$(448)	$(380)	$(430)	$(482)	$(1,740)
Basic and diluted income (loss) per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.02)

13. Subsequent event

        In February 2002, Mr. Guido DiGregorio, President & CEO was appointed Chairman, President & CEO. Prior to Mr. DiGregorio's appointment, Mr. Philip Sassower resigned his Chairmanship and board position and Mr. Jeffrey Steiner also resigned from the board.

SCHEDULE II
Communication Intelligence Corporation
Valuation and Qualifying Accounts and Reserves
(In thousands)

Years Ended December 31, 1999, 2000, 2001

	Balance At Beginning Of Period	Charged to Costs and Expense	Deductions	Balance At End Of Period
Year ended December 31, 1999:
Accounts receivable reserves	$174	$39	$(200)	$13
Year ended December 31, 2000:
Accounts receivable reserves	$13	$108	$(3)	$118
Year ended December 31, 2001:
Accounts receivable reserves	$118	$160	$—	$278

S-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than agent's commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

Securities and Exchange Commission filing fee	$540
Legal fees and expenses*	$75,000
Accounting fees and expenses*	$60,000
Printing and engraving expenses*	$25,000
Miscellaneous*	$19,460
Total	$180,000

*
Indicates estimate for the purpose of this filing.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Delaware General Corporation Law permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. Our articles of incorporation conform to the Delaware General Corporation Law. Our certificate of incorporation, as amended, is incorporated by reference as Exhibit 3.1 to this registration statement.

        In general, we may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which this person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires the board of directors independent determination, independent legal counsel's determination, or a vote of the stockholders that the person to be indemnified met the applicable standard of conduct.

        The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

        Indemnification may also be granted under the terms of agreements which may be entered into in the future according to a vote of stockholders or directors. In addition, we are authorized to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in these positions. We may obtain an insurance policy in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, the registrant has issued and sold unregistered securities as set forth below. We did not utilize an underwriter in any of these transactions. The recipients of securities in each transaction represented their intention to acquire the securities without a view to the distribution thereof. All the issued securities were restricted securities under Rule 144 and appropriate restrictive legends were affixed to the securities in each transaction:

  •
  In October 1999, the registrant entered into a loan agreement with a trust controlled by one of the registrant's executive officers and directors, In connection with that loan agreement, the registrant issued warrant to acquire 300,000 shares of the registrant's common stock. The loan and warrants were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

  •
  In June 2001, the registrant entered into a loan agreement with a trust, the trustee of which was an executive officer and director of the registrant, pursuant to which the registrant issued a convertible promissory note in the principal amount of $3,000,000. The convertible note is convertible into shares of the registrant's common stock at the price of $2.00 per share. The convertible note was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

  •
  In July 2002, the registrant entered into an Equity Line of Credit Agreement with a single investor. Under that agreement, the registrant may require the investor to acquire shares from time to time under certain conditions. The agreement, and the shares of common stock to be issued under the agreement, are exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The Financial Statements and Schedule I—Condensed Financial Information of Registrant and Schedule II—Valuation and Qualifying Accounts listed on the index on Page F-1 following are included herein by reference. All other schedules are omitted, either because they are not applicable or because the required information is shown in the financial statements or the notes thereto.

EXHIBITS

Number	Description
2.0	Second Amended Plan of Reorganization of the Company, incorporated herein by reference to the Company's Form 8-K filed October 24, 1994.
2.1	Orderly Liquidation Valuation, Exhibit F to the Second Amended Plan of Reorganization, incorporated herein by reference to the Company's Form 8-K filed October 19, 1994.
2.2	Order Confirming Plan of Reorganization, incorporated herein by reference to the Company's Form 8-K filed November 14, 1994.
3.1	Certificate of Incorporation of the Company, as amended, incorporated herein by reference to Exhibits 3.1, 3.2, 3.3 and 3.4 to the Company's Registration Statement on Form 10 (File No. 0-19301).
3.2	Certificate of Amendment to the Company's Certificate of Incorporation (authorizing the reclassification of the Class A Common Stock and Class B Common Stock into one class of Common Stock) as filed with the Delaware Secretary of State's office on November 1, 1991, incorporated herein by reference to Exhibit 3 to Amendment 1 on Form 8 to the Company's Form 8-A (File No. 0-19301).
3.3	Amendment to the Company's Amended and Restated Certificate of Incorporation dated June 12, 1998, incorporated herein by reference to Exhibit 10.24 of the Company's 1998 Form 10-K (File No. 0-19301).
3.3	By-laws of the Company adopted on October 6, 1986, incorporated herein by reference to Exhibit 3.5 to the Company's Registration Statement on Form 10 (File No. 0-19301).

4.1	1984 Stock Option Plan of the Company, as amended and restated as of October 15, 1987 and as amended by resolutions of the stockholders of the Company passed on August 15, 1989 and October 8, 1990 to increase the aggregate shares covered thereby to 1,000,000, incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form 10 (File No. 0-19301).
4.2	Form of Stock Option Grant under 1984 Stock Option Plan, incorporated herein by reference to Exhibit 4.5 to the Company's Registration Statement on Form 10 (File No. 0-19301).
4.3	1991 Stock Option Plan of the Company, incorporated herein by reference to Exhibit 4.5 of the Company's Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.4	1991 Non-Discretionary Stock Option Plan, incorporated herein by reference to Exhibit 4.6 of the Company's Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.5	Form of Incentive Stock Option Grant under 1991 Stock Option Plan, incorporated herein by reference to Exhibit 4.7 of the Company's Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.6	Form of Non-Qualified Stock Option Grant under 1991 Stock Option Plan, incorporated herein by reference to Exhibit 4.8 of the Company's Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.7	Form of Stock Option Grant under 1991 Non-Discretionary Stock Option Plan, incorporated herein by reference to Exhibit 4.9 of the Company's Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.8	1994 Stock Option Plan, incorporated herein by reference to Exhibit G of the Company's Second Amended Disclosure Statement filed on Form 8-K dated October 19, 1994 and approved by shareholders on November 14, 1994.
4.9	Form of Warrant of the Company dated March 28, 1997 issued in connection with the Waiver by and among the Company and the signatories thereto, incorporated herein by reference to Exhibit 4.9 of the Company's 1996 Form 10-K (File No. 0-19301).
4.10	1999 Stock Option Plan, incorporated herein by reference to Exhibit A of the Company's Definitive Proxy Statement filed on May 4, 1999 and approved by shareholders on June 7, 1999.
4.11	Form of Registration Rights Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated November 28, 1995.
4.12	Form of Warrant of the Company issued to Libra Investments, Inc. on November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated November 28, 1995.
4.13	Form of Registration Rights Agreement between the Company and Libra Investments, Inc., dated November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated November 28, 1995.
4.14	Form of Subscription Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated June 27, 1996.
4.15	Form of Registration Rights Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 2 of the Company's Form 8-K dated June 27, 1996.
4.16	Form of Preferred Stock Investment Agreement, dated as of December 31, 1996, between the Company and the investors listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated December 31, 1996.

4.17	Form of Registration Rights Agreement between the Company and the Investors Listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 2 of the Company's Form 8-K dated December 31, 1996.
4.18	Form of Certificate of Designation of the Company with respect to the 5% Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 3 of the Company's Form 8-K dated December 31, 1996.
4.19	Form of Subscription Agreement between the Company and each subscriber, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.1 of the Company's Form 8-K dated December 3, 1997.
4.20	Certificate of Designations of the Company with respect to the Series B 5% Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 10.2 of the Company's Form 8-K dated November 13, 1997.
4.21	Form of Registration Rights Agreement, by and among the Company and the signatories thereto, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K dated November 13, 1997.
4.22	Amendment to the Company's Certificate of Designation with respect to the 5% Cumulative Convertible Preferred Stock dated June 12, 1998, incorporated herein by reference to Exhibit 10.23 of the Company's 1998 Form 10-K (File No. 0-19301).
**4.23	Registration Rights Agreement dated July 23, 2002 by and between the Company and Cornell Capital Partners, LP.
4.24	Registration Rights Agreement dated June 19, 2001, by and between the Company and The Philip S. Sassower 1996 Charitable Remainder Annuity Trust, incorporated by reference to the Company's Form 10-K for the year ended December 31, 2001 (File No. 0-19301).
*5.1	Opinion of Davis Wright Tremaine LLP re: legality.
+10.1	Licensing and Development Agreement for Use and Marketing of Program Materials dated September 25, 1992 between the Company and International Business Machines Corporation, incorporated herein by reference to Exhibit 10.13 of the Company's 1992 Form 10-K (File No. 0-19301).
10.2	Standby Stock Purchase Agreement between the Company and Philip Sassower dated October 3, 1994, incorporated herein by reference to Exhibit 10.13 of the Company's 1994 Form 10-K (File No. 0-19301).
10.3	Form of Subscription Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated November 28, 1995.
10.4	Waiver, dated March 26, 1997, effective December 31, 1996, by and among the Company and the signatories thereto, incorporated herein by reference to Exhibit 10.19 of the Company's 1996 Form 10-K (File No. 0-19301).
10.5	Employment Agreement dated August 14, 1998 between James Dao and the Company, incorporated herein by reference to Exhibit 10.25 of the Company's 1998 Form 10-K (File No. 0-19301).
++10.6	Software Development and License Agreement dated December 4, 1998 between Ericsson Mobile Communications AB and the Company, incorporated herein by reference to Exhibit 10.26 of the Company's 1998 Form 10-K (File No. 0-19301).
10.7	Loan and Warrant Agreement dated October 20, 1999 between the Company and the Philip S. Sassower 1996 Charitable Remainder Annuity Trust, incorporated herein by reference to Exhibit 10.20 to the Company's December 31, 1999 Form 10-K (File No. 0-19301).
10.8	Asset Purchase Agreement between the Company and PenOp Ltd and PenOp Inc., incorporated herein by reference to the Company's Form 8-K dated October 6, 2000.

10.9	Loan dated June 19, 2001 between the Company and the Philip S. Sassower 1996 Charitable Remainder Annuity Trust, incorporated by reference to the Company's Form 10K for the year ended December 31, 2001.
*10.10	Equity Line of Credit Agreement dated July 23, 2002.
*10.10.1	Amendment to Equity Line of Credit Agreement.
*10.11	The Joint Venture Agreement of Communication Intelligence Computer Corporation.
**21.1	Schedule of Subsidiaries.
*23.1	Consent of Stonefield Josephson, Inc., Independent Accountants.
*23.2	Consent of Davis Wright Tremaine LLP (filed as part of Exhibit 5.1).
**24	Power of Attorney.

*
Filed herewith.

**
Incorporated by reference to Form S-1 (Reg. No. 333-100899) filed by the registrant on October 31, 2002.

+
Confidential treatment of certain portions of this exhibit have been previously granted pursuant to a request for confidentiality dated March 29, 1993, filed pursuant to the Securities Exchange Act of 1934.

++
Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 1999, filed pursuant to the Securities and Exchange Act of 1934.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby further undertakes that:

(1)
For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized Portland, Oregon, on January 10, 2003.

COMMUNICATION INTELLIGENCE CORPORATION
By:	/s/ GUIDO DIGREGORIO

Guido DiGregorio CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 10th day of January, 2003, by the following persons in the capacities indicated:

Signature	Title
/s/ GUIDO DIGREGORIO
Guido DiGregorio	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ FRANK DANE
Frank Dane	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MICHAEL FARESE*
Michael Farese	Director
/s/ LOUIS P. PANETTA*
Louis P. Panetta	Director
/s/ C. B. SUNG*
C. B. Sung	Director
*By:
/s/ FRANK DANE Frank Dane Attorney In Fact

Exhibit Index

Number	Description
2.0	Second Amended Plan of Reorganization of the Company, incorporated herein by reference to the Company's Form 8-K filed October 24, 1994.
2.1	Orderly Liquidation Valuation, Exhibit F to the Second Amended Plan of Reorganization, incorporated herein by reference to the Company's Form 8-K filed October 19, 1994.
2.2	Order Confirming Plan of Reorganization, incorporated herein by reference to the Company's Form 8-K filed November 14, 1994.
3.1	Certificate of Incorporation of the Company, as amended, incorporated herein by reference to Exhibits 3.1, 3.2, 3.3 and 3.4 to the Company's Registration Statement on Form 10 (File No. 0-19301).
3.2
Certificate of Amendment to the Company's Certificate of Incorporation (authorizing the reclassification of the Class A Common Stock and Class B Common Stock into one class of Common Stock) as filed with the Delaware Secretary of State's office on November 1, 1991, incorporated herein by reference to Exhibit 3 to Amendment 1 on Form 8 to the Company's Form 8-A (File No. 0-19301).
3.3	Amendment to the Company's Amended and Restated Certificate of Incorporation dated June 12, 1998, incorporated herein by reference to Exhibit 10.24 of the Company's 1998 Form 10-K (File No. 0-19301).
3.3	By-laws of the Company adopted on October 6, 1986, incorporated herein by reference to Exhibit 3.5 to the Company's Registration Statement on Form 10 (File No. 0-19301).
4.1
1984 Stock Option Plan of the Company, as amended and restated as of October 15, 1987 and as amended by resolutions of the stockholders of the Company passed on August 15, 1989 and October 8, 1990 to increase the aggregate shares covered thereby to 1,000,000, incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form 10 (File No. 0-19301).
4.2	Form of Stock Option Grant under 1984 Stock Option Plan, incorporated herein by reference to Exhibit 4.5 to the Company's Registration Statement on Form 10 (File No. 0-19301).
4.3	1991 Stock Option Plan of the Company, incorporated herein by reference to Exhibit 4.5 of the Company's Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.4	1991 Non-Discretionary Stock Option Plan, incorporated herein by reference to Exhibit 4.6 of the Company's Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.5	Form of Incentive Stock Option Grant under 1991 Stock Option Plan, incorporated herein by reference to Exhibit 4.7 of the Company's Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.6	Form of Non-Qualified Stock Option Grant under 1991 Stock Option Plan, incorporated herein by reference to Exhibit 4.8 of the Company's Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.7
Form of Stock Option Grant under 1991 Non-Discretionary Stock Option Plan, incorporated herein by reference to Exhibit 4.9 of the Company's Form S-1 dated December 23, 1991 (Registration No. 33-43879).
4.8
1994 Stock Option Plan, incorporated herein by reference to Exhibit G of the Company's Second Amended Disclosure Statement filed on Form 8-K dated October 19, 1994 and approved by shareholders on November 14, 1994.

4.9
Form of Warrant of the Company dated March 28, 1997 issued in connection with the Waiver by and among the Company and the signatories thereto, incorporated herein by reference to Exhibit 4.9 of the Company's 1996 Form 10-K (File No. 0-19301).
4.10	1999 Stock Option Plan, incorporated herein by reference to Exhibit A of the Company's Definitive Proxy Statement filed on May 4, 1999 and approved by shareholders on June 7, 1999.
4.11	Form of Registration Rights Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated November 28, 1995.
4.12	Form of Warrant of the Company issued to Libra Investments, Inc. on November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated November 28, 1995.
4.13
Form of Registration Rights Agreement between the Company and Libra Investments, Inc., dated November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated November 28, 1995.
4.14	Form of Subscription Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated June 27, 1996.
4.15	Form of Registration Rights Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 2 of the Company's Form 8-K dated June 27, 1996.
4.16
Form of Preferred Stock Investment Agreement, dated as of December 31, 1996, between the Company and the investors listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated December 31, 1996.
4.17
Form of Registration Rights Agreement between the Company and the Investors Listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 2 of the Company's Form 8-K dated December 31, 1996.
4.18
Form of Certificate of Designation of the Company with respect to the 5% Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 3 of the Company's Form 8-K dated December 31, 1996.
4.19
Form of Subscription Agreement between the Company and each subscriber, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.1 of the Company's Form 8-K dated December 3, 1997.
4.20
Certificate of Designations of the Company with respect to the Series B 5% Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 10.2 of the Company's Form 8-K dated November 13, 1997.
4.21
Form of Registration Rights Agreement, by and among the Company and the signatories thereto, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K dated November 13, 1997.
4.22
Amendment to the Company's Certificate of Designation with respect to the 5% Cumulative Convertible Preferred Stock dated June 12, 1998, incorporated herein by reference to Exhibit 10.23 of the Company's 1998 Form 10-K (File No. 0-19301).
**4.23	Registration Rights Agreement dated July 23, 2002 by and between the Company and Cornell Capital Partners, LP.

4.24
Registration Rights Agreement dated June 19, 2001, by and between the Company and The Philip S. Sassower 1996 Charitable Remainder Annuity Trust, incorporated by reference to the Company's Form 10-K for the year ended December 31, 2001 (File No. 0-19301).
*5.1	Opinion of Davis Wright Tremaine LLP re: legality.
+10.1
Licensing and Development Agreement for Use and Marketing of Program Materials dated September 25, 1992 between the Company and International Business Machines Corporation, incorporated herein by reference to Exhibit 10.13 of the Company's 1992 Form 10-K (File No. 0-19301).
10.2	Standby Stock Purchase Agreement between the Company and Philip Sassower dated October 3, 1994, incorporated herein by reference to Exhibit 10.13 of the Company's 1994 Form 10-K (File No. 0-19301).
10.3	Form of Subscription Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 of the Company's Form 8-K dated November 28, 1995.
10.4
Waiver, dated March 26, 1997, effective December 31, 1996, by and among the Company and the signatories thereto, incorporated herein by reference to Exhibit 10.19 of the Company's 1996 Form 10-K (File No. 0-19301).
10.5	Employment Agreement dated August 14, 1998 between James Dao and the Company, incorporated herein by reference to Exhibit 10.25 of the Company's 1998 Form 10-K (File No. 0-19301).
++10.6
Software Development and License Agreement dated December 4, 1998 between Ericsson Mobile Communications AB and the Company, incorporated herein by reference to Exhibit 10.26 of the Company's 1998 Form 10-K (File No. 0-19301).
10.7
Loan and Warrant Agreement dated October 20, 1999 between the Company and the Philip S. Sassower 1996 Charitable Remainder Annuity Trust, incorporated herein by reference to Exhibit 10.20 to the Company's December 31, 1999 Form 10-K (File No. 0-19301).
10.8	Asset Purchase Agreement between the Company and PenOp Ltd and PenOp Inc., incorporated herein by reference to the Company's Form 8-K dated October 6, 2000.
10.9
Loan dated June 19, 2001 between the Company and the Philip S. Sassower 1996 Charitable Remainder Annuity Trust, incorporated by reference to the Company's Form 10-K for the year ended December 31, 2001. (File No. 0-19301).
*10.10	Equity Line of Credit Agreement dated July 23, 2002.
*10.10.1	Amendment to Equity Line of Credit Agreement.

*10.11	The Joint Venture Agreement of Communication Intelligence Computer Corporation.
**21.1	Schedule of Subsidiaries.
*23.1	Consent of Stonefield Josephson, Inc., Independent Accountants.
*23.2	Consent of Davis Wright Tremaine LLP (filed as part of Exhibit 5.1).
**24	Power of Attorney.

*
Filed herewith.

**
Incorporated by reference to Form S-1 (Reg. No. 333-100899) filed by the registrant on October 31, 2002.

+
Confidential treatment of certain portions of this exhibit have been previously granted pursuant to a request for confidentiality dated March 29, 1993, filed pursuant to the Securities Exchange Act of 1934.

++
Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 1999, filed pursuant to the Securities and Exchange Act of 1934.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL DATA
SELECTED QUARTERLY FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (dollars in thousands, except per share data)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 and 2001 (unaudited) (In thousands, except per share amounts)
EQUITY LINE OF CREDIT AGREEMENT
DESCRIPTION AND PRICE RANGE OF CAPITAL STOCK
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
BUSINESS (dollars in thousands)
DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in 2001
Aggregate Option Exercises in 2001 and Year-End Option Values
Audit Committee Report
COMPENSATION AND STOCK OPTION COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHARES ELIGIBLE FOR FUTURE SALE
ELIMINATION OF DIRECTOR LIABILITY
INDEMNIFICATION OF OFFICERS AND DIRECTORS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
TRANSFER AGENT AND WARRANT AGENT
Index to financial statements
Communication Intelligence Corporation and Subsidiary Condensed Consolidated Balance Sheets (In thousands)
Communication Intelligence Corporation and Subsidiary Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
Communication Intelligence Corporation and Subsidiary Consolidated Statements of Changes in Stockholders' Equity (Unaudited) (In thousands, except per share amounts)
Communication Intelligence Corporation and Subsidiary Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)
Communication Intelligence Corporation and Subsidiary Notes to Unaudited Condensed Consolidated Financial Statements (In thousands, except per share amounts)
Independent Auditors Report
Communication Intelligence Corporation Consolidated Balance Sheets (In thousands, except par value amounts)
Communication Intelligence Corporation Consolidated Statements of Operations (In thousands, except per share amounts)
Communication Intelligence Corporation Consolidated Statements of Changes in Stockholders' Equity (Deficit) (In thousands)
Communication Intelligence Corporation Consolidated Statements of Cash Flows (In thousands)
SCHEDULE II Communication Intelligence Corporation Valuation and Qualifying Accounts and Reserves (In thousands) Years Ended December 31, 1999, 2000, 2001
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
Exhibit Index